As filed with the Securities and Exchange Commission, July 14, 1998.
                    Securities Act File No. 333- ; Exchange Act File No. 0-29098

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                                  NAVIDEC, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)


         Colorado                          7373                  33-0502730
 ---------------------------    -------------------------      --------------
(State or other jurisdiction        (Primary Standard           (IRS Employer
     of incorporation or        Industrial Classification      Identification
        organization)                 Code Number)                  Number)



                         14 Inverness Drive, Suite F-116
                               Englewood, CO 80112
                                 (303) 790-7565
                          (Address and telephone number
                         of principal executive offices)

                              ---------------------

                         14 Inverness Drive, Suite F-116
                               Englewood, CO 80112
                   (Address of principal place of business or
                      intended principal place of business)

                              ---------------------

                  Patrick R. Mawhinney, Chief Financial Officer
                                  NAVIDEC, Inc.
                         14 Inverness Drive, Suite F-116
                               Englewood, CO 80112
                                 (303) 790-7565
            (Name, address and telephone number of agent for service)

                              --------------------

                          Copies of Communications to:

                             Roger V. Davidson, Esq.
                               Cohen Brame & Smith
                            Professional Corporation
                         1700 Lincoln Street, Suite 1800
                             Denver, Colorado 80203
                                 (303) 837-8800
          Approximate date of commencement of proposed sale to public:
    As soon as practicable after the registration statement becomes effective

                           --------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]__

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]___

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                           CALCULATION OF REGISTRATION FEE

================================================================================================================================
Title of Each Class of Securities            Amount to be          Proposed Maximum       Proposed Maximum           Amount
              to be                         Registered(5)           Offering Price       Aggregate Offering            of
            Registered                                               Per Share                 Price             Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value
held by Selling Security Holders            594,500 Shares            $5.875(1)(2)           $3,492,688               $1,030

Common Stock underlying Warrants
held by Selling Security Holders            594,500 Shares            $5.875(1)(2)           $3,492,688               $1,030

Common Stock to be issued upon exercise      59,450 Shares            $5.875(1)(2)           $  349,269               $  103
of Placement Agent Warrants

Common Stock underlying Warrants to
be issued upon exercise of Placement
Agent Warrants                               59,450 Shares            $5.875(1)(2)           $  349,269               $  103

Common Stock to be issued upon
Exercise of Warrants sold in initial
public offering                           1,000,000 Shares               (3)                    (3)                    (3)

Common Stock to be issued upon
Exercise of Representative's Options          100,000                    (3)                    (3)                    (3)

Common Stock to be issued upon
Exercise of Options held by Joseph
Charles & Associates                          250,000                 $5.875(1)(2)           $1,468,750               $  433

Warrants to purchase Common Stock             653,950                    (4)                    (4)                    (4)

Common Stock to be issued upon exercise       212,500                 $5.875                 $1,248,438               $  368
of McKowen Options

Additional Common Stock to be issued upon      14,962                 $5.875                 $   87,902               $   25
Exercise of other McKowen Options
=============================================================================================================================
                                                                                          Total. . . . . . . . . . .  $3,092
=============================================================================================================================

(1)  Closing price on the Nasdaq SmallCap Market on July 9, 1998.

(2) Estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).

(3) Registration fee previously paid with registration statement on Form SB-2, SEC No. 333-14497.

(4)  No separate  registration fee is required for the warrants pursuant to Rule
     457(g).

(5) This registration statement covers an additional indeterminate number of shares of common stock which may be issued in accordance with Rule 416.

                              ---------------------

     Pursuant to Rule 429, the Registrant has consolidated post-effective Amendment No. 1 to form SB-2 Registration Statement dated February 10, 1997, File No. 333-14497 into this Form SB-2 Registration Statement because such prospectus includes all of the information which would currently be required in a prospectus relating to the securities covered by the earlier statement. There are 1,100,000 shares being carried forward with a filing fee of $2,396.37 that has previously been paid in the previous registration statements cited above.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


                                  NAVIDEC, Inc.

                            No Par Value Common Stock
                                       and
                         Common Stock Purchase Warrants

     NAVIDEC, Inc. (the "Company" or "Navidec") has registered for offer and sale, on behalf of certain of its security holders, a total of 653,950 warrants to purchase shares of Common Stock (the "Warrants"), and a total of 1,785,362 shares of the Company's no par value common stock (the "Common Stock"), including 653,950 shares of Common Stock underlying the Warrants and 477,462 shares of Common Stock underlying certain Options. The Common Stock and Warrants offered hereby are being sold for the accounts of these certain security holders (the "Selling Security Holders") and the Company will not receive any proceeds from the sale of Common Stock and Warrants by the Selling Security Holders. The offering by the Selling Security Holders is referred to as the "Selling Security Holders Offering".

     This Prospectus also relates to Common Stock that may be issued by the Company upon the exercise of 1,000,000 Warrants, and upon the exercise of Representative's Options that were issued in the Company's initial public offering on February 10, 1997. The Representative's Options entitle their holders to purchase 100,000 shares of Common Stock at a price of $7.38 per share until February 14, 2002.

     The Common Stock and Warrants are traded on the Nasdaq SmallCap Market ("Nasdaq") under the trading symbols "NVDC" and "NVDCW," respectively. The reported closing bid prices on Nasdaq on July 2, 1998 for the Common Stock and Warrants were $ $7.0625 and $1.125, respectively.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THERE ARE CERTAIN RISKS INVOLVED WITH THE OWNERSHIP OF THE COMPANY'S SECURITIES, INCLUDING RISKS RELATED TO ITS BUSINESS AND THE MARKETS FOR ITS SECURITIES. (SEE "RISK FACTORS".)

     The Company will pay substantially all of the expenses of any offering and sale hereunder (not including commissions and discounts of underwriters, dealers, or agents), estimated to be $55,000.

     The Common Stock and Warrants will be sold directly, through agents, underwriters, or dealers as designated from time to time, or through a combination of such methods on terms to be determined at the time of sale, at market prices obtainable at the time of sale or otherwise in privately negotiated transactions at prices determined by negotiation.








                 The date of this Prospectus is July ____, 1998.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of such material can also be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. With respect to each such agreement, instrument, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                               PROSPECTUS SUMMARY



     The following information is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to carefully read this Prospectus in its entirety, including but not limited to the Risk Factors. As used in this Prospectus, the "Company" and "Navidec" refers to NAVIDEC, Inc., unless otherwise stated or indicated by the context.


The Company
-----------

     The Company, based in Englewood, Colorado, is a leading provider of products and solutions that use Web-based technologies to achieve its customers' business objectives. From commercial Web site development to the design and implementation of intranet and extranet applications and tools, the Company helps customers nationwide define, develop and deploy successful online solutions. The Company provides its services and distributes its products to over 700 customers as of the date of this Prospectus. The Company also serves as a distributor of various high technology and other products through traditional and electronic channels.

     The Company's core competencies in Internet/Intranet technology and traditional product marketing and distribution form its business model of providing complete Internet/Intranet solutions. These solutions include computer and network infrastructure equipment, software and services, content and aggregation, electronic commerce and fulfillment of orders (together, "Internet/Intranet Solutions"). The Company was organized as ACI Systems, Inc. in July 1993 and changed its name to NAVIDEC, Inc. in July 1996. The Company's principal sources of revenue are from the resale of computer equipment, high technology peripherals and electronic components manufactured by independent vendors ("Product Distribution") and services related to Internet/Intranet Solutions and license fees from recurring lead revenue from the Company's Wheels solution. The Company merged with Interactive Planet, Inc. ("IPI"), a designer and developer of Internet World Wide Web sites, in July 1996. The Company issued an aggregate of 678,877 shares of Common Stock to the shareholders of IPI and a promissory note in the amount of $75,000 to one shareholder of IPI in exchange for all of the issued and outstanding stock of IPI. The Company acquired TouchSource, Inc. ("TS"), a designer and developer of interactive kiosks, in July 1997. The Company issued an aggregate of 207,000 shares of Common Stock to the shareholders of TS and TS was merged into the Company in exchange for all of the issued and outstanding stock of TS. The merger and acquisition were consummated in order to expand the Company's business model of combined expertise in traditional marketing and distribution and Internet/Intranet technology.

     The Company's strategy is to increase revenue generated by its two core competencies: (1) Internet/Intranet Solutions, which are focused in five major market areas, including computer and network infrastructure equipment, software and services, content aggregation, electronic commerce and order fulfillment, and (2) Product Distribution. The Company has built and intends to continue to build an infrastructure that assumes this strategy will succeed. Management believes that, based on the current product mix, the Company's new Wheels solution will provide for the majority of its increased revenues in 1998 and years to follow. The Wheels solution combines the Company's two core competencies of Internet/Intranet Solutions and Product Distribution. Wheels is designed on a state of the art platform that allows it to distribute electronic information out to consumers through regional Wheels Web sites, individual dealer Web sites, remote automotive kiosks and also in mobile sales laptops. The failure of the Company to achieve this strategy could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company recognizes revenue upon delivery of its Internet/Intranet Solutions and Product Distribution goods. Internet/Intranet Solutions generally begin with consulting arrangements that are billed on an hourly basis and progress to a bid for a proposed project. Deposits are then taken upon acceptance of the bid. Most of the Company's customers elect to update and expand their Web sites frequently, and clients are billed monthly on a time and materials basis for these services. Additional sources of ongoing revenue include revenue from advertising sold by the Company on clients Web sites, revenue from sales of merchandise and services over clients Web sites and revenue from maintenance and hosting of client Web sites.

     The Company's principal business office is located at 14 Inverness Drive, Suite F-116, Englewood, CO 80112. The telephone number at that address is (303) 790-7565.

The Offering
------------

Shares of Common Stock Outstanding Prior to this Offering              3,606,221

Warrants, Consultant Options, and Representative's Options
Outstanding Prior to this Offering                                     2,580,538

Shares of Common Stock Offered Hereby, Including
Shares of Common Stock Underlying Warrants and Options                 2,885,362

Warrants Offered Hereby                                                  653,950

Nasdaq SmallCap Market Symbols:       Common Stock (NVDC) and Warrants (NVDCW)


Summary Financial Information

     The following tables set forth summary financial information and other equity information of the Company. The summary financial information in the tables is derived from the financial statements of the Company, and should be read in conjunction with and is qualified in its entirety by the more detailed financial statements and related notes thereto, and other financial information included therein. The information provided below is in thousands, except share and per share data.

                                        Fiscal Year Ended     Three Months Ended
   Statement of Operations Data         December 31, 1997       March 31, 1998
   ----------------------------         -----------------     ------------------

   Net Revenues                               $6,008               $1,702
   Operating Loss                             (2,578)                (465)
   Net Loss                                   (4,107)                (481)
   Loss Per Share                              (1.47)                (.15)
   Weighted Average Shares
     Outstanding                           2,799,526            3,236,000


   Balance Sheet Data
   ------------------

   Cash                                         $369                 $584
   Working Capital                               678                  885
   Total Assets                                3,099                3,203
   Long-Term Liabilities                         310                  294
   Stockholders' Equity                        1,550                1,723

                                  RISK FACTORS

     Prior to making an investment decision, prospective investors should carefully consider, together with the other information contained in this Prospectus, the following factors:

     This Prospectus includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including such matters as future capital costs of research and development, the size of various markets, market share, project margins, repayment of debt, business strategies, expansion and growth of the Company's operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed below, general economic and business conditions, the business opportunities (or lack thereof) that may be presented to and pursued by the Company, changes in laws or regulations and other factors, many of which are beyond the control of the Company. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Risk Factors Relating to the Company

1. History of Operating Losses.
   ----------------------------

     Although the Company has been in business since July 1993, its business has only recently expanded into Internet and Intranet infrastructure equipment, software and services, content creation and aggregation, commerce and distribution. As a result of this expansion, the Company is subject to all the risks inherent in a new business enterprise. The Company has only a very limited operating history in the Internet/Intranet Solutions business upon which to base any evaluation of the Company's performance and prospects in such business. Although there has been growth in annual revenue, the Company incurred losses and experienced negative cash flow during the year ended December 31, 1997 and for the three months ended March 31, 1998. The Company plans to focus in the near future on growing its Internet/Intranet Solutions business and increasing its distribution activities. In order to do so, it must increase significantly its expenses for personnel, marketing, equipment and other product purchases. In addition, the Company may experience fluctuations in future operating results due to a variety of factors (many of which are out of the Company's control), including general economic conditions, specific economic conditions in the Internet industry, capital and other costs relating to the expansion of operations and the mix of services and distribution channels offered by the Company. There can be no assurance that the Company's operations will generate sufficient revenues to become profitable. The likelihood of the Company's success should be considered relative to the problems, experiences, difficulties, complications and delays frequently encountered in connection with the operation and development of a new business and the competitive environment in which the Company operates.

2. Significant Capital Requirements.
   ---------------------------------

     The Company's capital requirements have been and will continue to be significant. Prior to the Company's initial public offering, the Company had been dependent primarily on bank loans and loans from the Company's affiliates and employees to fund its capital requirements. The Company is dependent on and intends to use a significant portion of the proceeds of a recent offering of the Company's securities to fund the ongoing operations of TouchSource as well as to implement its proposed expansion plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company anticipates that the proceeds to the Company from that offering, together with projected cash flow from operations, will be sufficient to fund the Company's operations during the twelve months following the consummation of that offering. In the event that the Company's plans change, there are any delays in implementing the proposed expansion, the Company's projections prove to be inaccurate or the proceeds of that offering prove to be insufficient, the Company may be required to seek additional financing or curtail its operations and/or expansion activities. In such case, the Company will generally be required to seek additional debt or equity financing to fund the costs of daily operation and of continuing to expand its operations. Any additional equity financing may involve substantial dilution to the Company's then-existing shareholders. The Company has no current commitments or arrangements with respect to, or readily available sources of, additional financing and there can be no assurance that the current shareholders of the Company will provide any portion of the Company's future financing requirements. There can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. Any inability to obtain additional financing when needed would have a material adverse effect on the Company including requiring the Company to curtail the expansion of its operations and possibly causing the Company to cease its operations. Even if the Company is successful in its expansion plans, no assurances can be given that the Company will be successful or that investors will derive a profit from an investment in the Company.

3. Developing Market; Unproven Market for the Company's Product.
   -------------------------------------------------------------

     The Internet, and particularly the Web, represent markets for the Company's products and services which have only recently begun to develop, are rapidly evolving and are characterized by low barriers to entry and an increasing number of market entrants who have introduced or developed a wide variety of products and services for communication, information and commerce. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for new products and services are subject to a high level of uncertainty. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, compatibility, cost, difficulty in obtaining user demographic information, difficulty of use and access, and quality of service) remain unresolved and may impact the growth of Internet and Web use. There can be no assurance that marketing or commerce over the Internet will become widespread, or that products and services which are being developed by the Company for use on the Internet will become accepted. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be reluctant to adopt a new strategy that could make their existing products and infrastructure obsolete. In addition, there can be no assurance that individual personal computer users in business or at home will adopt the Web for on-line commerce and communication. Because the market for the Company's products and services is new and evolving, it is also difficult to predict with any assurance the future growth rate, if any, and the size of the market. There can be no assurance that the market for the Company's products and services will continue to expand, that the Company's products or services will be accepted, or that individual personal computer users in business or at home will use the Internet or the Company's products and services for commerce, information and communication. If a significant market develops more slowly than expected or becomes saturated with competitors, or if the Company's products do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.

4. Risks Relating to Competition; Dynamic Market.
   ----------------------------------------------

     Existing competitors to the Internet/Intranet. Solutions business include Online Systems Services, Inc., Eagle River Interactive, Inc. and Open Market, Inc., all public companies traded on the NASDAQ system, as well as a large number of regional firms providing similar services to those of the Company. Potential competitors in this business include browser software vendors, PC and UNIX software vendors and on-line service providers. Additional competition comes from numerous client/server companies, database companies, multimedia companies, advertising agencies, document management companies, networking software companies, network management companies and educational software companies. In a broader sense, the Company may compete with the more traditional advertising and distribution mediums, such as radio, television and mail order outlets.

     Potential competition also comes from the Company's clients, who could choose to address their Internet/Intranet needs through in-house personnel. Some of the Company's current and many of the Company's potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than those of the Company. Competitive factors in the Internet/Intranet Solutions business include core technology, breadth of services offered, creative and artistic ability, marketing and distribution resources, customer service and support and price.

     A large number of companies act as re-marketers of computer networks, graphics equipment and components, and the Company's competition in the high technology product distribution business is therefore also intense. In some instances, the Company, in acting as a re-marketer, may compete with the original manufacturer. In addition, a large number of companies offer the reprographic services offered by the Company and competition in this area is also intense. Many of the Company's competitors in the high technology product distribution business have longer operating histories, greater name recognition, larger installed customer bases, larger sales staffs and substantially greater financial, technical and marketing resources than those of the Company. Competitive factors in the distribution business include technical expertise, breadth of products offered, product quality, performance and reliability, price, name recognition, customer service and support and access to distribution channels.

     There are numerous online automotive sales Web sites on the Internet today, but none that employ the same total solution strategy as the Company's Wheels. Other online auto sales products include Carpoint, Auto-by-Tel, AutoConnect, and AutoVantage. A few Internet developers are also attempting to sell online sales products to media, but none offer the total sales solution that Wheels offers to ensure that dealers sell vehicles, including important add-ons such as touch-screen kiosks and mobile sales laptops. Another important distinction is that the Company understands the auto sales process and even trains dealers to help them sell more autos from the leads generated by Wheels. The Company employees have over 40 years of experience in the automotive industry and have expended over 190,000 hours into the development of the Wheels solution.

     The Company has hired a team of experts well versed in the automotive business, and has the president of Denver's largest independently owned dealership group (Burt Automotive) on its board of directors. These experts enable the Company's access to the latest industry information and a deep understanding of the automotive business and its processes. This team has enabled the Company to develop a solution which primarily focus is on enabling automotive dealers the ability to sell more cars.

     Both the Internet/Intranet Solutions business and the high technology product distribution business are characterized by low financial barriers to entry and frequent introductions of new products. The Company therefore expects competition in each of its businesses to increase in the future. There can be no assurance that the Company will be able to successfully compete in its businesses. Although the Company believes that it has the requisite management, technical and creative abilities to successfully compete, the intense level of competition in each of the Company's businesses could materially adversely affect the Company's future operating results and financial condition.

5. Rapid Obsolescence and Technological Change
   -------------------------------------------

     The market for Internet/Intranet Solutions is characterized by rapidly changing technology, frequent introductions of new products and evolving industry standards which result in product obsolescence and short product life cycles. Accordingly, the Company's success is dependent upon its ability to anticipate technological changes in the industry and to continually identify, obtain and successfully market new products and services that satisfy evolving technologies, customer preferences and industry requirements. There can be no assurance that competitors will not market products and services which have perceived advantages over those of the Company or which render products and services to be offered by the Company obsolete or less marketable.

6. Dependence on Internet Infrastructure and Access
   ------------------------------------------------

     The Company's revenues will depend in large part upon a robust industry and infrastructure for providing Internet access and carrying Internet traffic. Notwithstanding current interest and worldwide subscriber growth, the Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure or complementary products, such as high speed modems. Because global commerce and on-line exchange of information on the Internet and other open area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed or, if developed, that the Internet will in fact become a viable commercial marketplace. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, operating results and financial condition will be materially adversely affected.

7. Need for Management of Growth
   -----------------------------

     The Company's rapid growth and plans for further growth have placed, and are expected to continue to place, a significant strain on its administrative, operational and financial resources. The Company's ability to sustain growth effectively will depend, in part, on its ability to manage growth and to train, motivate and manage its employees. Currently, the Company relies on a limited staff which is responsible for all of the Company's activities, including sales and promotion, client planning, product distribution and technical development of products for clients. Many of the staff members are currently performing a combination of these functions. The Company's continued growth will require it to recruit and hire new technical, sales and marketing personnel so that the staff can be better specialized to market the services of the Company and serve client needs. The Company plans to use a portion of the net proceeds of its recent offering of securities to increase its sales force and technical staff, although no assurances can be given that qualified personnel can be hired. Market competition for the services of the limited number of people who are capable of performing the technical services of the Company is intense. The inability to recruit, hire and retain necessary personnel or the emergence of unexpected expansion difficulties could adversely affect the Company's business, operating results and financial condition.

8. Dependence on Relationships
   ---------------------------

     The Company maintains many important relationships with it clients and suppliers. These relationships often result in opportunities for expanding the Company's client base, technical capability and revenue base. The most significant of these relationships are with Banc One, Bluestone, Sun Micro Systems, Netscape and Sybase. While the Company has contracts with most of these companies, none of the contracts are exclusive and for the most part these companies are free to terminate their relationship with the Company at any time. The termination or deterioration of one or more of these relationships could have a material adverse effect on the Company's business, operating results and financial condition.

9. Dependence on Recurring Revenues
   --------------------------------

     A substantial part of the Company's income is derived from the recurring revenues associated with sales of supplies to existing clients and periodic maintenance and upgrades to Internet and Intranet sites. Clients of the Company are not required to purchase supplies from the Company and may find another source for such supplies, or their need for such supplies may diminish or disappear as a result of technological advances or changes in customer utilization of hardware. In addition, most of the Company's Internet/Intranet Solutions clients are not required to utilize the Company for periodic maintenance and updates to their Internet and Intranet sites. Although many of the sites designed for the Company's clients contain proprietary tools licensed by the Company to such clients only so long as the Company maintains such sites, such clients are nonetheless free to take the information content of their sites to their own servers or servers maintained by competitors of the Company. The loss of clients who provide recurring revenues could have a material adverse effect on the Company.

10. Dependence on Proprietary Technology; Lack of Patents and Proprietary Protection; Risks of Third Party Infringement Claims
     ---------------------------------------------------------------------------

     The Company presently has no patents with respect to its proprietary technology. Instead, the Company currently relies upon copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions, all of which afford only limited protection, to protect its proprietary products. Accordingly, there can be no assurance that the Company's measures to protect its current proprietary rights will be adequate to prevent misappropriation of such rights or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies. Additionally, although the Company believes that its products and technologies do not infringe upon the proprietary rights of any third parties, there can be no assurance that third parties will not assert infringement claims against the Company. Similarly, infringement claims could be asserted against products and technologies which the Company licenses, or has the rights to use, from third parties. Any such claims, if proved, could materially and adversely affect the Company's business and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to, and legal costs associated with, litigation or other resolution of such claims could materially and adversely affect the Company's business and results of operations.

11. Dependence on Key Personnel
    ---------------------------

     The Company's success depends to a significant extent on the continued service of certain key management personnel, in particular Ralph Armijo, the Company's President and Chief Executive Officer. The loss or interruption of Mr. Armijo's services, for whatever reason, would have a material adverse effect on the Company. In the event of the loss of services of Mr. Armijo, no assurance can be given that the Company will be able to obtain the services of adequate replacement personnel. The loss or interruption of the services of any of the Company's other senior management personnel would also have an adverse effect on the Company. The Company has entered into an agreement dated May 1, 1998 with Mr. Armijo and the Company currently maintains a $2 million life insurance policy on his life; however, no assurance can be given that the Company will be able to keep such policy in effect. The Company does not maintain life insurance policies for any of its other executive officers.

12. Government Regulation and Legal Uncertainties
    ---------------------------------------------

     The Company currently is not subject to direct regulation by any government agency, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, unsolicited marketing, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products, increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, operating results or financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as real and intellectual property ownership, libel and personal privacy is uncertain.

13. Elimination of Director Liability
    ---------------------------------

     The Company's Articles of Incorporation contain a provision eliminating a director's liability to the Company or its shareholders for monetary damages for a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's Articles of Incorporation also obligate the Company to indemnify its directors and officers to the fullest extent permitted under Colorado law. While the Company believes that these provisions are very standard and necessary to assist the Company in attracting and retaining qualified individuals to serve as directors, they could also serve to insulate directors of the Company against liability for actions which damage the Company or its shareholders.

Risk Factors Relating to this Offering

1. Dilution.
   ---------

     To the extent that any Warrants, options or other securities convertible into shares of Common Stock currently outstanding or subsequently granted to purchase the Company's Common Stock are exercisable at a price less than the net tangible book value per share of the Common Stock, there will be dilution to the Company's then current shareholders upon the exercise of such securities.

2. Control by Principal Stockholders
   ---------------------------------

     Based upon the 3,606,221 shares of Common Stock being outstanding as of July 2, 1998, the Company's officers and directors, as a group, will beneficially own and control 29.9% of the Company's outstanding Common Stock. In addition, cumulative voting (which provides that a shareholder can cast votes in the election of directors equal to the number of shares owned by such shareholder multiplied by the number of directors to be elected to a single candidate or among the candidates as the shareholder wishes) is not permitted with respect to the Company's Common Stock. As a result, these persons acting together, although not controlling a majority of the Common Stock, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. See "Security Ownership of Certain Beneficial Owners and Management."

3. No Dividends on Common Stock
   ----------------------------

     The Company has not previously paid any cash or other dividends on its Common Stock and does not anticipate payment of any dividends for the foreseeable future, it being anticipated that any earnings would be retained by the Company to finance its operations and future growth and expansion. See "Market for Common Stock and Related Shareholder Matters."

4. No Assurance of Continued Public Trading Market; Risks Associated with "Penny Stocks"
   -----------------------------------------------------------------------------

     The Company's Common Stock and Warrants are listed on Nasdaq. There can be no assurance that this trading market will be sustained. If the Company should experience losses from operations, it may be unable to maintain the standards for continued quotation on Nasdaq. If, for any reason, the Company's securities are not eligible for continued listing, purchasers of the Company's securities may have difficulty selling their securities should they desire to do so. If the Company's securities are not eligible for continued listing on Nasdaq, they may become subject to rules of the Securities and Exchange Commission concerning penny stocks, which could materially, adversely affect the liquidity of the
Company's securities. The regulations define a penny stock as any equity security not listed on a regional or national exchange or Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions. The material, adverse effects of such designation could include, among other things, impaired liquidity with respect to the Company's securities and burdensome transactional requirements associated with transactions in the Company's securities, including, but not limited to, waiting periods, account and activity reviews, disclosure of additional personal financial information and substantial written documentation. These requirements could lead to a refusal of certain broker-dealers to trade or make a market in the Company's securities.

5. Possible Volatility of Stock Price
   ----------------------------------

     The trading prices of the Company's securities could be subject to wide fluctuations in response to quarterly variations in actual or anticipated results of operations of the Company, changes in analysts' earnings estimates, announcements of technological innovations or new products or services by the Company or its competitors, general conditions in the Internet or other high technology industries or other factors. In addition, the securities markets frequently experience extreme price and volume fluctuation which affect market prices for securities of companies generally, and technology companies in particular. Such fluctuations are often unrelated to the operating performance of the affected companies. Broad market fluctuations may adversely affect the market price of the Company's securities.

6. Possible Adverse Effects Due to Shares Eligible for Future Sale
   ---------------------------------------------------------------

     The Company currently has 3,606,221 shares of Common Stock outstanding, of which 1,612,428 shares of Common Stock are freely tradable without restriction or further registration under the Securities Act. The remaining 1,993,793 shares of Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of the Company's securities may be sold in the public market may adversely affect prevailing market prices for the Company's securities and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities" and "Shares Eligible for Future Sale."

7. Future Issuances of Stock by the Company Without Shareholder Approval
   ---------------------------------------------------------------------

     The Company's authorized but unissued shares of Common Stock not reserved for specific purposes may be issued without any action or approval of the Company's shareholders. Any such issuances could be used as a method of discouraging, delaying or preventing a change in control of the Company or could significantly dilute the public ownership of the Company, which could adversely affect the market. There can be no assurance that the Company will not undertake to issue such shares if it deems it appropriate to do so. The holders of options, Warrants and other securities convertible into shares of Common Stock have the opportunity to profit from a rise in the market price of the Common Stock, if any, without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders. The existence of the aforementioned options and Warrants and any other options or warrants that may be granted in the future may prove to be a hindrance to future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Description of Securities."

8. Current Prospectus and State Blue Sky Registration Required to Exercise Warrants
    ----------------------------------------------------------------------------

     The Company will be able to issue shares of its Common Stock upon the exercise of Warrants only if there is a current prospectus relating to the Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Securities and Exchange Commission and such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. Although the Company has undertaken to maintain the effectiveness of a current Prospectus covering the Common Stock underlying the Warrants, there can be no assurance that the Company will be successful in maintaining a current registration statement. The Warrants, therefore, may be deprived of any value if for any reason a current prospectus covering the Common Stock issuable upon exercise of the Warrants is not kept effective, or if such Common Stock is not qualified or exempt from qualification in the states in which the Warrant holders reside.

9. Warrants Subject to Redemption
   ------------------------------

     Each Warrant will entitle the holder to purchase one share of Common Stock at an exercise price equal to $7.20 until February 10, 2002. The Warrants are redeemable by the Company for $.05 per Warrant at any time commencing on February 10, 1998 (which period may be reduced or waived by Joseph Charles & Associates, Inc.("JCA"), the managing underwriter of the Company's initial public offering, in its sole discretion) upon at least thirty days' prior written notice provided the closing price of the Common Stock for twenty consecutive trading days within the thirty-day period preceding the date of the notice of redemption equals or exceeds $8.40. In the event the Company exercises the right to redeem the Warrants, a holder would be forced either to exercise the Warrant within the period of the notice of redemption (which could occur at a time when it may be disadvantageous to do so), to sell the Warrants at the then current market price when the holder might otherwise wish to hold them, or to accept the redemption. The Company presently expects to call all of the Warrants for redemption if the trading price of its Common Stock meets the minimum amount for the specified number of days provided a current prospectus relating to the Common Stock underlying such Warrants is then in effect. See "Description of Securities -- Warrants."

                                 USE OF PROCEEDS

     All of the proceeds to be realized from the Selling Security Holders Offering will be paid to the Selling Security Holders. The Company will not receive any portion of the proceeds of the securities sold by the Selling Security Holders, but will receive amounts upon exercise of any Warrants or upon exercise of certain Options, which funds will be used for working capital.

                                   THE COMPANY

Overview

     The Company, based in Englewood, Colorado, is a leading provider of products and solutions that use Web-based technologies to achieve its customers' business objectives. From commercial Web site development to the design and implementation of intranet and extranet applications and tools, the Company helps customers nationwide define, develop and deploy successful online solutions. The Company provides its services and distributes its products to over 700 customers as of the date of this Prospectus. The Company also serves as a distributor of various high technology and other products through traditional and electronic channels. The Company's core competencies in Internet/Intranet technology and traditional product marketing and distribution form its business model of providing complete Internet/Intranet solutions. These solutions include computer and network infrastructure equipment, software and services, content and aggregation, electronic commerce and fulfillment of orders.

     The Company was organized as ACI Systems, Inc. in July 1993 and changed its name to NAVIDEC, Inc. in July 1996. The Company's principal sources of revenue are from the resale of computer equipment, high technology peripherals and electronic components manufactured by independent vendors and services related to Internet/Intranet solutions and license fees from recurring lead revenue from the Company's Wheels solution. The Company merged with Interactive Planet, Inc., a designer and developer of Internet World Wide Web sites, in July 1996. The Company issued an aggregate of 678,877 shares of Common Stock to the shareholders of IPI and a promissory note in the amount of $75,000 to one shareholder of IPI in exchange for all of the issued and outstanding stock of IPI. The Company acquired TouchSource, Inc., a designer and developer of interactive Kiosks, in July 1997. The Company issued an aggregate of 207,000 shares of Common Stock to the shareholders of TS and TS was merged into the Company in exchange for all of the issued and outstanding stock of TS. The merger and acquisition were consummated in order to expand the Company's business model of combined expertise in traditional marketing and distribution and Internet/Intranet technology.

Business Strategy

     The Company's goal is to enhance its position as a leading provider of comprehensive networking and electronic marketing and distribution solutions to regional, national and international clients. To achieve this objective, the Company is pursuing the following strategies.

Leverage Expertise and Core Competencies

     The Company leverages its expertise in two core businesses, high technology product distribution and Internet/Intranet Solutions, into complete electronic marketing and networking solutions. The Company's solutions span all segments of the commercial Internet industry, including networking equipment and routers, Internet software, Internet/Intranet design and implementation, content creation and aggregation, and promotion. Management believes that the Company's ability to offer this full range of Internet/Intranet products and services as well as traditional distribution and marketing services is unique in its industry.

Exploit Recurring Revenue Streams

     The Company emphasizes ongoing services to its Internet/Intranet Solutions clients, which services are a source of recurring revenues often well in excess of the fees associated with initial Web site development. The Company's primary focus has been on its Wheels solution. Wheels which was introduced in the 4th quarter of 1997, provides recurring revenues from lead fees paid by automotive dealers, and hosting and maintenance fees paid by its media partner (a regional newspaper, television or radio station).

Develop Strategic Relationships

     The Company has developed technology, marketing and distribution relationships with a number of leading companies. Important relationships include those with Banc One, AT&T, Silicon Graphics, Sybase, and Netscape. Wheels is currently under contract in Denver Colorado and in Portland Oregon. The Company is currently deploying its Wheels solution through a strategic relationship with Banc One Credit Company which has committed to launching four additional regional Wheels sites. Banc One Credit has offices in 48 states. Banc One Credit Company is a subsidiary of Banc One Corporation headquartered in Columbus, Ohio. It is one of the largest finance companies in the United States and is a holding company of eight units.

         Banc One chose the Company's "Wheels" solution after two years of reviewing other automotive solutions. The choice of the Company's solution was based on its abilities to sell cars for dealers, and Banc One's belief that Wheels could increase its indirect automotive lending. As a result of the Company's technical expertise, it has been designated as a Netscape Commercial Applications Products Provider Partner (NCAPP), which is Netscape's top reseller designation and which allows the Company to offer all of Netscape's high-end commercial Internet software products to its clients. These and other strategic relationships have fueled much of the recent growth of the Company, and management expects them to continue to generate additional clients and revenue. Management believes that the primary growth that will be experienced in 1998 will come from its Wheels solution. The Wheels solution provides the Company revenue from one times fees and recurring monthly fees. The one time fees come from license fees for each region, one time setup fees from dealers, and training fees. Recurring fees come from customer lead and lookup fees, monthly fees which come from dealers and monthly fees charged to regional media partners.

Emphasize Client Return on Investment

     The Company furnishes clients with solutions which are designed to provide a return on their investment through generation of leads, increased sales, reduced personnel expenses and/or improved communications within their company. The Company also intends to emphasize hardware solutions such as on - and off-site free standing kiosks which include a computer terminal linked to the Wheels Web site of the client. These kiosks are designed to expand the audience for the client's electronic marketing presence.

Promote Intranets

     The Company believes that many companies can benefit from the ease of use and familiarity of a Web-style interface for their internal networks. Intranets can provide an open, non-proprietary enterprise interface to a closed, proprietary legacy database system, thereby avoiding the need to replace the entire legacy system when an updated enterprise interface is desired. The Company has implemented a major Intranet system for KN Energy and Merrick Engineering and intends to promote its expertise in this area to other large companies with a need for an easy to use internal network interface.

Expand Traditional Distribution Channels

     To date, distribution of high technology products and related services has accounted for the substantial majority of the Company's revenue. The Company intends to expand its high technology product distribution business through solution selling, which will combine the Company's software development and hardware sales. The Company also plans to implement and promote its own Internet Web site for direct sales of high technology products.

INTERNET/INTRANET SOLUTIONS

Internet/Intranet Industry Overview

     The Internet is a network of computer networks that are both commercially and publicly owned. The networks all use a common set of nonproprietary networking protocols. This commonality of protocols provides what appears to the Internet user to be a seamless, integrated virtual network notwithstanding the heterogeneity of the computer hardware and communications systems underlying the Internet. Although the individual networks comprising the Internet are privately owned, no one organization owns or controls the Internet. Any network may join or remove itself from the Internet at any time and this open access has allowed the Internet to grow exponentially as a resource in the United States and world-wide. Each new network (or individual connecting through a network) becomes not only a consumer of information available on the Internet but also a potential information or content provider to other users of the Internet. Internet networks are connected in a variety of ways, including regular analog phone lines, high-speed digital lines and fiber optic links. The Internet permits users to communicate electronically, share or publish information, download software and participate in commercial transactions. Internet data packets are transferred through flexible routing protocols which allow signals to reach their destinations even though portions of the network may be down or overburdened. Nonetheless, because of the rapidly growing traffic on the Internet, users sometimes report significant delays in data transfer and some loss of data. There is a risk that as the Internet grows in popularity, its infrastructure will become overwhelmed to the point where its functionality is impaired, perhaps significantly. Because connecting directly to the Internet requires expensive equipment and considerable technical expertise, most Internet users connect to the Internet through one of a rapidly growing number of local and national Internet Service Providers (ISPs), including the major on-line services such as America Online and CompuServe. The Company is not one of these ISPs.

The World Wide Web

     Much of the recent growth in Internet use has been attributable to a network of servers and information available via open protocols known as the World Wide Web. The Web can be accessed through software programs such as Netscape Navigator and Microsoft Explorer, which allow non-technical users to exploit the capabilities of the Internet. The Web enables users to find, retrieve and link to multimedia content on the Internet with easy to use graphical interfaces. Electronic documents are published on Web servers in a common format called hypertext markup language (HTML). Web software browsers can retrieve these documents across the Internet by making requests through a standard communications protocol called Uniform Resource Locators, or URLs.

     The technical capabilities of the Web together with the increasing availability of user-friendly navigational and utility tools and search engines such as Yahoo, Excite, Webcrawler, Magellan and Alta Vista are responsible for the rapid growth in the popularity of the Web as a distribution channel. In March 1997, International Data Corporation estimated the number of commercial sites on the World Wide Web is doubling every six months and came to more than 45,000 in 1996 and predicted that the number of business sties would reach 100,000 by 2000.

     The term Web site is commonly used to describe the computer screen layouts and the file server computer that are accessible by users of the Web. Typically, a Web site has a collection of Web pages which may contain text, graphics, pictures, sound, animation, video or other multimedia content. One important feature of the HTML format is that it allows a Web user to travel to other sites simply by selecting with a mouse or other pointing device a text or graphic marker on the current Web page. In this manner, users can quickly and effortlessly connect to Web pages that are part of the same Web site or to Web pages located on servers in another continent. Web sites vary significantly in their complexity and interactivity. A simple Web site may have only text in outline form. More complex sites may have full multimedia content. Web sites may also vary in their level of interactivity with the user. Many Web sites are for inquiry only (informational), while others allow the user to interact with, enter and process information (interactive).

Commercial Uses of the Internet

     Commercial uses of the Internet include business-to-business and business-to-consumer transactions, product marketing, advertising, entertainment, electronic publishing, electronic services and Internet support. The Company views the Internet and in particular the Web as presenting significant opportunities for electronic marketing, sale and distribution of products. In the Company's view, the Internet's benefits include:

- - Low cost in comparison to other marketing channels
- - Direct marketing of products and services
- - Audio/visual display and demonstration of products
- - Ability to capture orders electronically at significantly lower personnel costs than traditional order-taking
- - Provision of client services such as order tracking and trouble-shooting
- - Immediate fulfillment and satisfaction of certain orders, such as software and information deliverable electronically
- - Customer convenience (24-hour, 7 days a week access)
- - Potential for narrowly-targeted marketing

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     A number of companies  have  developed  systems to maintain the security of transactions on the Internet and the Company has developed its own proprietary merchandise engine which provides security for order-taking functions. There can however be no assurance that breaches in transaction security will not have an adverse effect on the growth and viability of on-line commerce.

Intranets

     Because of the ease of use and widespread acceptance of Internet protocols, HTML and other scripting languages and tools, a number of companies have implemented internal networks, or Intranets, based on such protocols. The use of these protocols allows employees using personal computers and Web browser software to access and interact with a broad range of information sources within their company, independent of physical location and underlying computer and database design, on the familiar platform of Web browser software.

The Company's Internet/Intranet Solutions

     The Company provides its Internet/Intranet Solutions through six business units: Business Development Services, World Wide Web Services, Marketing Services, Media Services, Client Services and Channel Services. These units function as a team in providing solutions for clients. The Internet/Intranet Solutions provided to clients often also involve one or more of the traditional distribution services offered by the Company.

     Business Development Services are delivered through consulting engagements, generally billed on an hourly basis, in which Company professionals analyze client business requirements and recommend comprehensive solutions for the client's Internet or Intranet requirements. Proposed solutions offered by the Company include one or more of the following components:

- -  Network solutions
- -  Web site specifications
- -  Private Intranets - Web distribution strategies
- -  Traditional  channel strategies
- -  Integrated  marketing
- -  Image development
- -  Product introduction
- -  Project management
- -  Graphic design
- -  Product distribution

     World Wide Web Services provide the design and implementation of a Web site based upon specifications developed by the Company and the client. The Company's World Wide Web Services also include the design and implementation of private Intranets, including hardware and software implementation.

     The Company designs many of its Web sites with database system integration, which allows the Web site to act as an interface to selected portions of the client's internal legacy or enterprise systems. Such integration allows the Web site to reflect continuously the most current information concerning the client.

     The Company has developed a set of proprietary software tools for implementation on client Web sites. These tools are licensed to clients for use on the particular site for so long as the site is maintained by the Company. A brief description of each of the Company's proprietary tools follows.

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Wheels

Wheels: Navidec's Online Automotive Solution

     Wheels provides the first comprehensive regional automotive Internet solution to the television and newspaper publishing industries. Wheels addresses the online sales needs of media organizations, automotive dealers and consumers in the following ways:

Media

     With the growing impact of online media on traditional media, television stations and newspapers are looking to secure revenue from online activities and gain a competitive advantage in their markets. Wheels offers media organizations a new online revenue stream from their existing dealer advertiser relationships, and proactively positions media organizations with these important advertisers.

Automotive Dealers

     Wheels offers dealers a total online automotive solution that allows them to integrate their complete new and pre-owned inventory across dealer franchises and multiple legacy systems automatically updating that inventory on the Web, touch-screen kiosks and mobile sales laptops. This solution complements a dealer's existing traditional media advertising strategy and is proven to help them sell more vehicles.

Consumers

     Consumers can use Wheels to search both new and pre-owned car inventories of dealers in their region, view digital photographs and maintain personal interest lists. Wheels allows consumers to search multiple dealer inventories by make, model, year, price range and mileage. It also allows consumers to request that dealers assist them in their search for a specific vehicle.

Market opportunity

     Navidec believes the market opportunity for Wheels is extremely promising. The massive automotive market has quickly been impacted by Internet technology as consumers have adopted the Internet as an important tool for making automotive purchase decisions. The Internet allows consumers to collect the large amount of information necessary to choose an auto from the comfort and convenience of home or work. According to Toyota, Internet auto shoppers buy within two to three days of visiting a dealership. Prior to the Internet, consumers bought only after two to three weeks of shopping. Following are statistics about online buying and its potential impact on the automotive industry:

Online Auto Buying

- - 63 percent of all respondents to a recent study would use the Internet to obtain information about the vehicles they are considering for purchase. The Dohring Co.

- - 2.5 million people shopped for cars or parts over the Internet in the last half of 1996. CommerceNet/Nielson Media

- - Chrysler believes that 25 percent of its vehicle sales will happen online within four years. The Economist, March 8, 1997.

Automotive Market

- - The automotive market in the U.S. generates in excess of $600 billion each year.

- - Auto dealers spend approximately $300 in advertising to sell each vehicle in their inventory. Reynolds & Reynolds

- - Wheels significantly lowers cost of sales for each participating dealer.

Growth potential of Wheels

     Navidec is well-positioned to experience significant growth from Wheels. Colorado Wheels, Navidec's first Wheels implementation has far exceeded initial expectations for participating dealers, customer leads and auto sales, as well as for consumer acceptance. In December 1997, ColoradoWheels included the inventory of 35 separate dealer franchises in Denver and generated 84 percent more leads to those dealers than anticipated. Navidec's resulting revenue was also 97 percent higher than budgeted.

     Navidec continues to license Wheels to media partners in the top markets nationwide and is currently negotiating final contracts in five major markets. Navidec currently expects to license Wheels in 12 markets in 1998, and expects to license up to 65 markets within 36 months.

Competitive positioning

     Navidec's Wheels has several features that make it unique in the marketplace today. First, it is a regional solution. Traditionally consumers have shopped for autos within five to 10 miles of their home, and Navidec's experience has shown that the Internet does not change a shopper's desire to purchase a vehicle from a near by dealer. Consumers use the Internet as a tool to make a purchase decision and generally want to see and drive the vehicle they are interested in. Second, Wheels was the first online automotive sales solution to be licensed to media partners. Wheels provides the sponsoring media with a method to generate ongoing revenue from new media and secure a competitive position in a market. Media partnerships ensure that Wheels is heavily promoted in each market. Navidec does not pay the advertising costs to draw consumers to the Wheels site in each market--all promotion is provided by its media partner.

Market Entry

     Navidec developed the software framework of Wheels based on its experience and the proven solution it created for the Burt Automotive Group in Denver. Burt sells more than 46,000 automobiles each year and its 1996 sales were $813 million. Burt sells 100 cars each month from the Internet. Navidec's development of Burt's online solution allowed Navidec to use its development for Burt as a research and development tool for Wheels. Wheels has now been launched in Colorado with all of the functionality required for future markets. Wheels can literally be launched in additional markets within days, limiting the time-to-market issues that have traditionally plagued software launches. The ability to easily roll out markets also ensures that Navidec can enter new markets quickly prior to other solutions. Products provided by Navidec to the auto industry

     Navidec provides the total online automotive solution that includes regional Wheels Web sites, individual dealer Web sites, touch-screen kiosks, and mobile sales laptops. These tools use the same vehicle management technology to present a dealer's inventory through multiple points of presence. Once the dealer's inventory is available on Wheels, it can easily be channeled into unique dealer websites, kiosks or laptops. The kiosks provide dealers or Wheels partners an avenue to reach non-Internet users and consumers in high traffic locations such as banks and malls. The mobile sales laptops create a portable inventory manager for a dealer to take to fleet sales calls or trade shows. Both are powerful tools to leverage Wheels participation and drive more new vehicle sales.

Potential applications in other vertical markets

     Wheels is an inventory management system and its framework could be adapted to manage and sell a vast array of inventory over the Web. Though Navidec has not begun selling its technology into other vertical markets, it is examining its potential applications.

Navidex

     The Navidex tool is a dynamic, database driven table of contents that allows the user to intuitively navigate the Web site.

Navimap

     The Navimap tool is a graphical representation of site information with links to other areas on the site.

Merchandise Engine

     The Merchandise Engine creates an on-line catalog of products available for sale through the Web site. The Merchandise Engine also contains a secure algorithm for transmitting credit card information and is capable of capturing contact and marketing information from customers placing orders.

Calendar Tool

     The Calendar Tool provides a visual interface for searching through a database of date oriented activities, announcements, meetings or other events.

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


E-Mail Tool

     The E-Mail Tool is an e-mail engine which allows e-mail to be sent from the Web site to e-mail addresses designated by the client for purposes such as customer feedback, customer information capture and customer service inquiries.

Administration Tools

     Administration Tools provide clients with the means to maintain and update their sites themselves.

Creative Services

     Creative Services include digital image capture, post-processing services for scanned images and graphic arts production. The Company offers these services to assist clients in developing a uniform company image that spans both traditional and electronic media. Actual output services provided by the Company include photographic quality prints, color transparencies and printed output in all sizes. The Company typically bills Creative Services on a project basis.

Client Services

     Client Services include technical support, network implementation, Web site maintenance and evolution, hosting of Web sites on a Company Internet server, database management, product support and electronic messaging implementation.
The Company charges a variety of fees for these services, ranging from a specific one time fee for change requests to a monthly fee for site maintenance.

Channel Services

     Channel Services include all of the functions necessary to implement an Internet marketing and distribution plan, including on-line sales of merchandise, warehousing and order fulfillment. The Company generates revenues from these services principally through sales commissions which vary depending upon the level of Company involvement in the distribution plan.

Significant Clients

     The  Company's  major  Internet/Intranet   Solutions  clients  include  the
following:

Account:            Colorado Wheels by The Denver Post / Navidec

Industry:           Retail Automobile Market

Description:        Navidec  developed  Colorado  Wheels to allow  consumers  to search for new and pre-owned cars from the inventories of multiple auto dealers in the local Denver metropolitan area.

                    Navidec's vision was to develop a system that would generate sales leads to enable automobile dealers to sell cars using the Internet as a new distribution channel. The vision includes working with media partners within local metropolitan markets who create awareness of the Web site through advertising. Bank One is Navidec's national partner to produce Wheels in markets nationwide.

                    The first regional Wheels site, Colorado Wheels, coloradowheels.com, was unveiled in late 1997, and is promoted by The Denver Post. Northwest Wheels was announced in February 1998, and will be promoted by KOIN-Channel 6, a CBS affiliate, to consumers in Portland and southern Washington.

                    Shoppers who access the site can search for autos using a variety of criteria, including make, model, year and price.

                    The site contains an inventory of thousands of new and pre-owned vehicles, representing virtually all automobile manufacturer makes and models. In addition to determining which dealers have desired vehicles in inventory, shoppers may view digital photos of the autos. Inventory is updated on a daily basis to reflect additions and subtractions due to sales or the arrival of additional vehicles.

                    For auto dealers, the system provides a new incremental distribution channel, which generates highly qualified sales leads. The system generates recurring revenues for both Navidec and The Denver Post.

Architecture:       The  Colorado  Wheels site was  written in Java,  using high performance Java servlets. The servlet architecture enables complex query functions to be handled on the server end of the system. Sybase is the underlying database used for the site.

Development
Features:           - Locate a vehicle  yourself or request an assisted  search.
                      Search by the following criteria:
                    - Range according to your zip code
                    - Year, make, model, type & price
                    - Construct an interest list based on your search results
                    - Search for  dealers  within  your range  based on your zip code
                    - Java development allows vendor and system independence
                    - Shared  common code  baseline and database with dealer Web sites and Navidec's Interactive Auto Sales Kiosks allow synchronized updates across multiple systems
                    - Highly responsive query capabilities

Account:            Denver Metro Convention and Visitor's Bureau

Industry:           Conference Marketing and Reservations

Description:       The Denver Metro Convention and Visitor's  Bureau's (DMCVB),
                    primary responsibility is to market and promote the city of Denver, Colo., as a prime convention location to businesses, organizations and individuals worldwide.

                    The bureau's vision was to develop and implement a Web site that would help market Denver to potential conventioneers and visitors as well as to provide meeting planners, visitors and local members with information regarding activities, restaurants, accommodations, shopping and other services available once they arrived. The goal was to provide users with a single comprehensive resource for information.

                    Highlights of the site include information about Denver and the Rocky Mountain region. Detailed information is available on Denver shopping, restaurants and menus, accommodation, attractions and other services of interest to convention groups and visitors to the city and region. A database driven event calendar provides local events listings.

Architecture:       The Web site is hosted  on a Unix  server  running  Netscape
                    Enterprise  server.  All of the software was developed using
                    HTML, CGI script, and Javascript. Functionality was cutting edge when the site was developed in 1996.

Development
Features:           The DMCVB Web site is  comprehensive  with a vast breadth of information. Key features of the site include:

                    - Database driven events calendar
                    - Database of convention bureau membership
                    -  Searchable by type of product or service
                    -  Searchable by name
                    - Database driven directories for the following local information:
                    -  Dining
                    -  Accommodations
                    -  Transportation
                    -  Attractions
                    -  Art & Culture
                    -  Recreation
                    -  Services & Relocation
                    -  Kid  Stuff
                    -  Shopping
                    -  Meeting planning assistance
                    -  Maps for convention sites
                    -  Online booking services
                    -  Rotating banner ads
                    - Interactive map constrains database driven searches by region

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


Account:            Primestar by TCI

Industry:           Broadcast/Entertainment

Description:        Primestar   by  TCI   is  a   division   of  TCI   Satellite
                    Entertainment,  Inc. Primestar markets satellite  television services to  approximately  40 percent of the United States.
                    The  majority  of  its  customers   primarily  are  families
                    residing in rural parts of the country as opposed to major metropolitan areas. Primestar's current offerings include
                    160 video and audio viewing channels, equipment to receive and display television satellite signals which may be purchased or rented, high quality digital picture or sound, in-home service, 24-hour customer service and support, and a full line of accessory products.

                    Primestar by TCI's vision was to build a Web site to market its products to new markets, particularly metropolitan markets. The goal was to design a family oriented site that presents Primestar systems and programming as the premium product on the market.

                    Navidec used state-of-the-art 3D rendered graphics to design a colorful, three-dimensional Primestar Town. The Web site created a typical small town setting, including such features as the town hall, schoolhouse, newsstand, and shopping mall.

                    Web site users are able to navigate around the town and into buildings to receive up-to-date information about Primestar.

                    The site also allows users to participate in events like the Virtual Town Meeting to address family issues and provide information feedback to Primestar on such issues as TVratings and current program airings.

                    After perusing the most in-depth information available for Primestar products, users can initiate their purchase with an online order form or request a demo.

Architecture:       The  Primestar  Web site is  hosted on a Unix  system  using
                    Netscape Enterprise server. Navigation and mouse-over events were designed using Java applets. The zip code search and validation functions are database driven.

                    3D rendered artwork was used to maximize the adaptability for changes and updates. For example, a holiday 'Layer' could be created for every scene and scheduled during the holiday season. Or, Primestar could change a light source to be driven by the time the user logs on. For example, if a user logs on in the A.M., the sun is in the east, and if the user logs on at night, the town is moonlit. The screen shot on the previous page shows an empty lot on the left side.

                    That lot is reserved for a sports complex where users can get the latest information on sports programming. When ready, Navidec can plug the stadium module into the existing artwork.

Development
Features:           3D rendered graphics
                    Java pop-up mouse events
                    Java  content   driven  button  bar   navigation   Zip  code
                    validation   database   Zip  code  driven   marketing   data
                    collection Online order form Demo request form Town meeting forum

Account:            Live Entertainment

Industry:           Broadcast/Entertainment

Description:        Live Entertainment is a diversified company that specializes in the marketing and distribution of media entertainment both within the United States and internationally. Live's primary business focus is the selling of motion pictures and related movie merchandise used to promote and advertise films.

                    Live Entertainment's goal was to develop a site which would enable Live to provide information to the public as well as enable users to purchase directly from the Live inventory of videocassettes, interactive CDs and movie-related merchandise.

                    Navidec designed the Live Web site to appear as a 3D store. Visitors to the site enter the store and are able to click on a piece of clothing merchandise to determine colors, sizes and pricing prior to ordering online. The site also has a home theater, enabling visitors to view video clips of Live movies. Users also have access to Club Live, a video club where site visitors can register and join to get new information about special Live Entertainment movie, merchandise and promotional offerings.

Architecture:       The Web site is  hosted on a  Silicon  Graphics  Challenge-S running the Irix operating  system.  The Web server software
                    is  Netscape   Enterprise  Server  3.0.  The  animation  was
                    developed using Macromedia Director 6.0. A Verity search engine, Quicktime video and an MSQL Database are other technologies used to develop and support the site.

Development
 Features:          - Registration database with a variety of client reporting tools
                    - Suite of page update tools
                    - Career opportunities
                    - Home page text
                    - Financial form
                    - International  page(s)
                    - Web site monitoring and statistics
                    - Keyword  search  capability
                    - Shockwave animation throughout the site
                    - Awarded Shocked Site of the Day 3/16/97
                    - Custom secure E-Commerce engine, developed by Navidec

Account:            Destination Hotels & Resorts

Industry:           Travel

Description:        Destination  Hotels  and  Resorts  (DH&R) is the  management
                    corporation   for   world-class   luxury  hotel  and  resort
                    properties located  throughout the country.  The distinctive properties are designed to restore your spirit and stir your
                    imagination.   The  properties  also  include  spacious  and
                    well-designed conference facilities for business meetings.

                    This service enables users to shop for gift shop merchandise from DH&R resorts.

                    DH&R's vision was to develop a unique, comprehensive Web site which would enable potential customers the ability to obtain the latest information regarding DH&R's resort properties and provide them with tools for planning their vacations and business travel. In addition to providing a trip planning tool, DH&R also wanted to give customers who had stayed at their properties as well as potential customers the ability to relive or dream about their vacations through online purchases of resort merchandise.

Architecture:       The DH&R  E-Commerce  system is based on AT&T's  Secure Buy.
                    This was one of the first Secure Buy systems implemented in the country. In addition to providing access to the DH&R
                    Destination Express site via the Web, Navidec developed on-site kiosks, which were deployed throughout DH&R's resort properties.

Development         Key information and features of the DH&R Web site include:
Features:
                    - Resort properties
                    - Offer special resort value packages (coming soon)
                    - On line access  to the DH&R  site via  kiosks located  at resorts On line store for purchasing  merchandise
                      - Navidec is also the fulfillment agent

Account:            Bryan Memorial Hospital

Industry:           Healthcare

Description:        Bryan Memorial Hospital is the largest  healthcare  provider
                    in  the  state  of   Nebraska.   In  addition  to  providing
                    healthcare services for its customer base, the hospital interfaces with numerous private and governmental agencies.
                    Bryan Memorial processes information and performs thousands of data transactions in paper formats everyday.

                    Bryan's vision is to implement a state-of-the-art, open systems solution to provide an effective, highly secure way to perform all of its business transactions electronically. Its goal is to operate much more efficiently and productively and save operating costs in the process.

                    Navidec  has  installed  a 700  seat  pilot  solution  using
                    Netscape servers. This Netscape pilot replaced Bryan Memorial's previous proprietary Novell GroupWare system. The pilot program enables Bryan Memorial to implement new e-mail, calendar, and Web capabilities for internal and external communication. Netscape Directory Services with LDAP and the Certificate Server provide ease of administration and the security needed to perform electronic data transfers. Annual overall savings for Bryan Memorial are expected to be in excess of $200,000.

Architecture:       The 700 seat pilot  program  involved  the  installation  of seven Netscape  servers on a DEC Alpha server running NT 4.0
                    SP3. The server was a two processor configuration with 512MB of RAM and RAID 5 backup. Desktop clients were TCP/IP enabled.

Development
Features:           Open  TCP/IP   E-Mail  (No   gateways  to   Internet)   Open
                    Calendaring  (Unified LDAP  Directory)  Open Web  Publishing
                    (Secure, controlled access) LDAP Directory Services (Single,
                    unified    resource    directory)   Proxy   Services   (User
                    authentication   &   secure   data   transactions)   Desktop
                    Management Services (consistent desktop user interface with remote administration capabilities)

Account:            Merrick & Company

Industry:           Engineering

Description:        Merrick  & Company  is a  multi-discipline  engineering  and architectural firm headquartered in Denver, Colo. Merrick serves a variety of clients including Advanced Technologies, Government, Light Industry and Heavy Industry. Merrick employs a professional base of nearly 500 and has offices throughout the United States.

                    Merrick's vision for its corporate intranet was the comprehensive integration of all corporate systems and organizations. Key corporate information is integrated from HR, Marketing, Project Management, Administration, Accounting and Project Tracking and Information Systems organizations.

                    The goals and expected benefits of the Merrick Intranet are as follows:

                    -  Reduce operating costs
                    -  Improve the  accuracy and   distribution   of  critical
                       information
                    -  Improve service to employees Automate key processes
                    - Migrate from paper to electronic management of vital corporate information
                    - Control increasing data synchronization, management and security problems

Architecture:       Navidec  developed a  completely  custom  intranet  solution supported by a data  warehouse  integrating  data from seven legacy  systems.  The intranet was developed using Microsoft
                    Web technology exclusively due to the client's requirements.
                    All  departments  and  information   driven   functions  are
                    integrated or impacted by the intranet.

Development
Features:           Developed on the  Microsoft  IIS Web server on an NT system.
                    Custom applications for complex, state driven, multiple user functions  were  developed in Java.  The data  warehouse was developed in MS-SQL and  integrates a total of seven Oracle,
                    MS  Access  and  proprietary   database  systems.  The  data
                    warehouse  will  ultimately  replace all of the minor legacy
                    systems  and   provides   the  quality   control   gate  for
                    synchronizing data between the primary databases.

                    Database driven, custom applications include:

                    - Online organization charts
                    - Function and role based 'Yellow  Pages' for the online
                      help desk
                    - Bid and proposal generation and tracking
                    - Project creation and tracking system
                    -  Key corporate financial information
                    -  Marketing and forecast reports
                    -  Quality assurance procedure, including training and
                        tracking

     Other sites developed by the Company include Sunstrand Fluid Handling (http://www.sfh.com) Richmond American Homes (http://richmondamerican.com) currently under development, Denver Metro Convention & Visitors Bureau (http://www.denver.org), Christopher Dodge (http://www.cdodge.com), Plastiprint (http://plastiprint.com), On Sale Online (http://onsaleoneline.com), Lakewood Hospitality Association (http://denverwesthotels.com), Cohen Brame & Smith PC (http://www.cbspc.com), Kloppenberg (http://kloppenber.com ), Belmar Pharmacy
(http://www.belmarpharmacy.com),       Kimmon       Electric      Co.,      Ltd.
(http://www.kimmon.com), KUSA-9 News (http://www.9news.com), , Colorado Recreation (http://www.coloradorecreation.com) and the American Animal Hospital Association (http:// www.healthypet.com).

DISTRIBUTION AND RELATED SERVICES

     The Company distributes high technology systems and components manufactured by third parties and provides related services such as system integration and installation. Product distribution clients range from small businesses to Fortune 100 companies. Significant product distribution clients include Lockheed Martin, Johnson Controls, Hughes Aircraft and US West. The Company serves both as a national manufacturer's representative for the products of certain international manufacturers and as a reseller of selected computer products in the Rocky Mountain region. The Company focuses its distribution efforts towards selling specialized, higher margin products. The Company intends to expand its product distribution activities into electronic channels, including sales over the Internet on the Company's Web site.

     Distribution activities usually involve the receipt by the Company of orders for equipment from prospective purchasers and the delivery and/or installation of the equipment by the Company.

     The Company purchases the equipment directly from the manufacturer or vendor and resells it to the purchaser at a price which includes the Company's cost and a profit margin. With the exception of graphics supplies and certain imported components, the Company does not generally maintain an inventory of products it distributes. The Company specializes in components, lasers, graphics, supplies, and systems integration.

Components

     The Company represents and distributes component products from several Japanese manufacturers, principally Hayashi Denko and Sunmoulon. Products include temperature sensors, push-button switches and numerous other specialized components. These products are sold primarily through phone sales as well as through a national network of manufacturer's representatives. Most of these components are sold to original equipment manufactures ("OEMs") which incorporate these components into their product designs. Key industries for the Company's component products include: industrial process control, heating, ventilation and air conditioning (HVAC), energy management, food processing, consumer appliances and medical monitoring.

Graphics

     The Company sells graphics products focused in the areas of data capture (scanning, digital cameras and X-terminals) and color output (color printers and LCD projection devices). The sale of many of these products is through territorial authorizations granted to the Company by the manufacturers. The Company has significant manufacturer alliances with Xerox, Tektronix, Sony, InFocus and Hewlett Packard. Graphics products are sold primarily to end-user customers by a direct sales team operating both in the field as well as through an inside sales group which takes orders from existing customers.

Supplies

     The Company sells consumable supplies for color graphic output devices. The Company stocks an inventory of popular consumables in order to provide prompt response for customer orders. In addition, the supplies division sells third-party extended warranty agreements for all hardware products.

Systems Integration

     The Company offers network design and implementation services to corporate customers in the Rocky Mountain region, which services often include the acquisition and location of network equipment and servers. These services are performed by a direct sales team. The primary manufacturers of network equipment and servers distributed by the Company are Compaq, IBM and Hewlett Packard.

EMPLOYEES

     There are currently 51 full-time employees of the Company. These include nine in Client Services, five in creative services, thirteen in World Wide Web Services, two in Marketing Services, fourteen in sales, and eight in management and administration.

     The Company expects to hire ten additional full-time employees during 1998. The Company currently anticipates three new hires dedicated to sales, four new hires dedicated to client services and three new technical employees.

COMPETITION

     Existing competitors to the Internet/Internet Solutions business include Online Systems Services, Inc., Eagle River Interactive, Inc. and Open Market, Inc., all public companies traded on NASDAQ, as well as a large number of regional firms providing similar services to those of the Company. Potential competitors in this business include browser software vendors, PC and UNIX software vendors and on-line service providers. Additional competition comes from numerous client/server companies, database companies, multimedia companies, advertising agencies, document management companies, networking software companies, network management companies and educational software companies. In a broader sense, the Company may compete with the more traditional advertising and distribution mediums, such as radio, television and mail order outlets.

     Potential competition also comes from the Company's clients, who could choose to address their Internet/Intranet needs through in-house personnel. Some of the Company's current and many of the Company's potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than those of the Company. Competitive factors in the Internet/Intranet Solutions business include core technology, breadth of services offered, creative and artistic ability, marketing and distribution resources, customer service and support and price.

     A large number of companies act as re-marketers of computer networks, graphics equipment and components, and the Company's competition in the high technology product distribution business is therefore also intense. In some instances, the Company, in acting as a re-marketer, may compete with the original manufacturer. In addition, a large number of companies offer the reprographic services offered by the Company and competition in this area is also intense. Many of the Company's competitors in the high technology product distribution business have longer operating histories, greater name recognition, larger installed customer bases, larger sales staffs and substantially greater financial, technical and marketing resources than those of the Company.

     Competitive factors in the distribution business include technical expertise, breadth of products offered, product quality, performance and reliability, price, name recognition, customer service and support and access to distribution channels.

Competitors in the automotive market

     There are numerous online automotive sales Web sites on the Internet today, but none that employ the same total solution strategy as Wheels. Other online auto sales products include Carpoint, Auto-by-Tel, AutoConnect, and AutoVantage. A few Internet developers are also attempting to sell online sales products to media, but none offer the total sales solution that Wheels offers to ensure that dealers sell vehicles, including important add-ons such as touch-screen kiosks and mobile sales laptops. Another important distinction is that Navidec understands the auto sales process and even trains dealers to help them sell more autos from the leads generated by Wheels. Navidec employees have over 40 years of experience in the automotive industry and have expended over 190,000 hours into the development of the Wheels solution.

     Navidec has hired a team of experts well versed in the automotive business, and has the president of Denver's largest independently owned dealership group (Burt Automotive) on its board of directors. These experts enable Navidec's access to the latest industry information and a deep understanding of the automotive business and its processes. This team has enabled Navidec to develop a solution which primary focus is on enabling automotive dealers the ability to sell more cars.

     Both the Internet/Intranet Solutions business and the high technology product distribution business are characterized by low financial barriers to entry and frequent introductions of new products. The Company therefore expects competition in each of its businesses to increase in the future. There can be no assurance that the Company will be able to successfully compete in its businesses. Although the Company believes that it has the requisite management, technical and creative abilities to successfully compete, the intense level of competition in each of the Company's businesses could materially adversely affect the Company's future operating results and financial condition.

PROPERTIES

     The Company's headquarters are located at 14 Inverness Drive, Building F, Suite 116, Englewood, Colorado, in a 8,900 square foot facility, which includes approximately 1,500 square feet in warehouse space. The facility is occupied under a lease with an unaffiliated party expiring in June 2001 and providing for a current monthly lease rate of $8,150. The Company also leases space at 1300 Plaza North, Suite 101, Lafayette, CO, this is a 1,500 square foot facility. The facility is occupied under a lease with an unaffiliated party expiring in June 1999 and providing for a monthly lease rate of $2,180. The Company may lease additional warehouse and office space if needed to support the growth in traditional and on-line product distribution.

LEGAL MATTERS

     The Company currently is not involved in any material legal proceedings.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OFOPERATIONS

     Cautionary Statement Regarding Forward Looking Statements. The matters discussed here and elsewhere in this Prospectus, when not historical matters, are forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among other things, the rapidly developing and unpredictable nature of the Internet, intense competition in all of the Company's markets, obsolescence of products and technological changes, the need for management of growth and the dependence on relationships of the Company with its customers and suppliers, as well as other risk factors described elsewhere in this Prospectus.

Overview

     The Company was organized as ACI Systems, Inc. in July 1993 and changed its name to NAVIDEC, Inc. in July 1996 when it acquired IPI, a designer and developer of Internet World Wide Web sites. The Company's principal sources of revenue are from the resale of computer equipment, high technology peripherals and electronic components manufactured by independent vendors (Product Distribution) and services related to Internet/Intranet Solutions, license fees from recurring lead revenue from the Wheels solution. The Company issued an aggregate of 678,877 shares of Common Stock to the shareholders of IPI and a promissory note in the amount of $75,000 to one shareholder of IPI in exchange for all of the issued and outstanding stock of IPI. The Company acquired TouchSource, Inc., a designer and developer of interactive Kiosks, in July 1997. The Company issued an aggregate of 207,000 shares of Common Stock to the shareholders of TS and TS was merged into the Company in exchange for all of the issued and outstanding stock of TS. The merger and acquisition were consummated in order to expand the Company's business model of combined expertise in traditional marketing and distribution and Internet/ Intranet technology.

     The Company's strategy is to increase revenue generated by its two core competencies: (1) Internet/Intranet Solutions, which are focused in five major market areas, including computer and network infrastructure equipment, software and services, content aggregation, electronic commerce and order fulfillment, and (2) Product Distribution. The Company has built and intends to continue to build an infrastructure that assumes this strategy will succeed. Management believes that, based on the current product mix, the Company's new Wheels solution will provided for the majority of its increased revenues in 1998 and years to follows. The Wheels solution combines the companies two core competencies of Internet/Intranet solutions and product distribution. Wheels is designed on a state of the art platform that allows it to distribute electronic information out to consumers through regional wheels web sites, individual dealer web sites, remote automotive kiosks and also in mobile sales laptops. The failure of the Company to achieve this strategy could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company recognizes revenue upon delivery of its Internet/Intranet Solutions and Product Distribution goods. Internet/Intranet Solutions generally begin with consulting arrangements that are billed on an hourly basis and progress to a bid for a proposed project. Deposits are then taken upon acceptance of the bid. Most of the Company's customers elect to update and expand their Web sites frequently, and clients are billed monthly on a time and materials basis for these services. Additional sources of ongoing revenue include revenue from advertising sold by the Company on clients Web sites, revenue from sales of merchandise and services over clients Web sites and revenue from maintenance and hosting of client Web sites.

     From August through October, 1996, the Company raised net proceeds of approximately $1,233,000 from the sale of 10% Unsecured Subordinated Convertible Promissory Notes (the "Bridge Promissory Notes") in a private placement (the "Bridge Private Placement"). These notes were converted by their terms into an aggregate of 349,126 Units upon consummation of the Company's public offering described below. The Units were identical to the Units offered in the public offering.

     On February 14, 1997, the Company consummated a public offering of 1,000,000 Units consisting of one share of Common Stock and one Common Stock purchase warrant ("Warrant"). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $7.20 per share until February 10, 2002. The Warrants are redeemable at the option of the Company, at $.05 per Warrant, at any time on or after February 10, 1998 or such earlier date as may be determined by JCA. Of the 1,000,000 shares of Common Stock and 1,000,000 Warrants included in the offering, 755,000 shares of Common Stock and 1,000,000 Warrants were sold by the Company, for net proceeds of approximately $3,436,000 (after subtracting the underwriting discount and other expenses of the offering). The remaining 255,000 shares of Common Stock were sold by the investors in the Bridge Private Placement.

     From November 1997 to April 1998, the Company raised net proceeds of approximately $2,229,750 from the issuance of 594,500 shares of commons stock and warrants from a private placement. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $7.20 per share until February 10, 2002. The Warrants are redeemable at the option of the Company, at $.05 per Warrant, at any time on or after February 10, 1998 when the Company's Common Stock on 20 consecutive trading days has closed above $8.40 per share and there is an effective registration statement on file with the Securities and Exchange Commission.

Results of Operations

     The following tables sets forth for the periods indicated the percentage of net sales represented by certain line items included in the Company's statement of operations.



                                                 Year Ended                                     Three Months Ended
                                                 December 31,                                        March 31,
                                 ------------------------------------------       --------------------------------------------
                                        1997                     1996                     1998                     1997
                                        ----                     ----                     ----                     ----

Net Sales                        100%    $6,008,000       100%   $5,470,000       100%     $1,702,000       100%    $1,363,000
Cost of Sales                     70      4,219,000        81     4,425,000        62       1,055,000        63        857,000
Gross Margin                      30      1,789,000        19     1,045,000        38         647,000        37        506,000
Operating Expense                 73      4,367,000        40     2,259,000        65       1,112,000        56        769,000
Other Income (Expense)           (25)    (1,529,000)       (3)     (201,000)       (1)        (16,000)      (20)      (271,000)
Net Income (Loss)                (68)    (4,107,000)      (24)   (1,415,000)      (28)       (481,000)      (39)      (534,000)



Three Months Ended March 31, 1998 and 1997

     Net sales for the first quarter of 1998 were $1,702,000 which represents an increase of 25% over net sales of $1,363,000 for the first quarter of 1997. The increase is primarily attributed to sales of Internet/Intranet Solutions, which were $614,000 an increase of 109% over net sales of $294,000 during the first quarter of 1997. Sales of the Company's Wheels solution, which was introduced in the 4th quarter of 1997 accounted for $365,000 or 59% of the Internet/Intranet sales for the first quarter of 1998. In addition, net sales of Computer Infrastructure were $539,000 an increase of 34% over net sales of $402,000 The increase in net sales in all three categories was primarily attributable to increased marketing activities and greater market penetration.

     Net sales in Distribution were $549,000 a decrease of 18% from net sales of $667,000 during the first quarter of 1997. The decrease in sales is attributed to the discontinuation of distribution products that didn't have strong gross profit and or recurring sales.

     Gross margin was 38% during first quarter of 1998, an increase of 1% over a gross margin of 37% during the same quarter in 1997. The increase in the Company's gross margin was attributed to management's elimination of several distribution products that carried low gross margin and the strong gross margin on Internet/Intranet Solutions.

     Operating expenses for first quarter of 1998 were $1,112,000 compared with $769,000 for the first quarter 1997. The increase in operating expenses was primarily the result of an increase in staff and marketing activities associated with expanding the Wheels product and its market area. Operating expenses are expected to remain stable as the Company continues to invest in the development of high end Internet/Intranet Solutions.

     Net interest expense for first quarter of 1998 was $16,000 compared with $270,000 for first quarter of 1997. The decrease was a result of the Bridge Promissory Notes that were converted in February of 1997. The Company expects interest expense to remain constant for the remainder of 1998.

Years Ended December 31, 1997 and 1996

     Net sales for fiscal 1997 were $6,008,000 which represents an increase of 10% over net sales of $5,470,000 in fiscal 1996. The increase is primarily attributed to sales of Internet/Intranet Solutions, which were $1,519,000 an increase of 290% over net sales of $389,000 in fiscal 1996. Wheels which was introduced in the fourth quarter of 1997 accounted for $232,000 or 56% of the $413,000 in Internet revenue during the quarter. In addition, net sales of Computer Infrastructure were $1,819,000 an increase of 49% over net sales of $1,221,000. The increase in net sales in all two categories was primarily attributable to increased marketing activities and greater market penetration.

     Net sales in product distribution were $2,662,000 a decrease of 31% from net sales of $3,860,000 in fiscal 1996. The decrease in sales is attributed to the discontinuation of distribution products that didn't have strong gross profit and or recurring sales. In 1997 Kimmon Electric, Inc., the Company's supplier of laser products, began marketing its lasers directly in the United States through Kimmon Electric USA, Inc. This resulted in a decrease in sales of $863,000. The decrease affected the Company's net sales but due to the lower margins of distribution did not materially adversely effect the gross margin for 1997. Gross margin was 30% during fiscal 1997, an increase of 11% over a gross margin of 19% in fiscal 1996. The increase in the Company's gross margin was attributed to management's elimination of several distribution products that carried low gross margin and the strong gross margin on Internet/Intranet Solutions which were at 57%.

     Operating expenses for fiscal 1997 were $4,367,000 compared with $2,259,000 for fiscal 1996. The increase in operating expenses was primarily the result of an increase in staff and marketing activity and legal and consulting fees. Operating expenses are expected to remain stable as the Company continues to invest in the development of high end Internet/Intranet Solutions.

     Net interest expense for fiscal 1997 was $236,000 compared with $204,000 for fiscal 1996. The increase was a result of the Bridge Promissory Notes. The Company expects interest expense to decrease in 1998.

     In 1997 the Company experienced $1,305,000 in expense for the impairment of goodwill. The goodwill was the result of the merger with IPI in 1996 and the acquisition of TS (see additional discussion on impairment, which follows) in 1997.

Liquidity and Capital Resources

     Through March 31, 1998, the Company funded its operations primarily through equity investments, from the Company's IPO and subsequent Private Placement that was completed in April of 1998 , and revenues generated from operations, lines of credit and factoring arrangements made available to it by banks. On March 31, 1997 the Company had cash and cash equivalents of $584,000 and a net working capital of $885,000 compared to cash and cash equivalents of $369,000 and a net working capital of $678,000 as of December 31, 1997.

     Cash used in operating activities for the Company totaled $336,000 and $1,603,000 for first quarter of 1998 and 1997, respectively. Cash used in investing activities consisted of expenditures for property and equipment. Capital expenditures increased to $119,000 in first quarter of 1998 from $67,000 during first quarter of 1997.

     Cash from financing activities in fiscal 1998 consisted of advances from factoring arrangements of $402,000 net of repayments of $382,000, proceeds from the issuance of common stock of $654,000. This compares to 1997 repayments of Notes of $1,437,000 from the Bridge Private Placement, $226,000 in loans from shareholders and employees.

     The Company has not recorded a deferred tax asset as it cannot conclude to date that it is more likely than not that the deferred tax asset will be realized.

Impairment of Long-Lived Assets

     Effective July 1, 1996 the Company acquired 100% of the stock of IPI for 679,000 shares of common stock of the Company and a $75,000 note payable in a purchase transaction. The acquisition was valued at approximately $750,000 and resulted in goodwill of approximately $850,000 being recorded. The expected future cash flows associated with the technology previously developed by IPI declined due to rapidly changing technologies and increased competition for products developed with the IPI technology. In addition, during the fourth quarter of 1997, after the introduction of new Internet solutions by the Company, management decided to focus the Company on its automotive solution. As such, the Company reevaluated the goodwill related to this acquisition and recorded an impairment expense of $598,000, resulting in a remaining net balance of $20,000. This amount will be amortized during 1998.

     Effective July 31, 1997, the Company acquired 100% of the stock of TS for 207,000 shares of Common Stock of the Company in a purchase transaction. The acquisition was valued at approximately $760,000 and resulted in goodwill of approximately $859,000 being recorded. Subsequent to the acquisition, Java technologies developed far more rapidly than expected, causing the Company to replace a large portion of the software developed by TS which has reduced the expected future cash flows associated the TS technology. Furthermore, the Company intends to integrate the TS technology with its other products and market it primarily to the automotive industry, which was not a market focus of TS. As such, the Company also reevaluated the related goodwill, and recorded an impairment expense of $707,000 resulting in a remaining net balance of $80,000. This amount is being amortized during 1998.

Inflation

     The Company does not believe that inflation will have a material impact on the Company's future operations.

Year 2000

     Management has initiated an enterprise-wide program to prepare the Company's computer systems and applications for the year 2000. The Company expects to incur internal staff cost as well as consulting and other expenses related to the year 2000 project. At this point, the Company is not able to determine the estimated cost for its year 2000 project and, if unresolved, whether the year 2000 issue will have a material impact on the operations of the Company.


                                   MANAGEMENT

Directors and Officers

     The following table sets forth the name, age and position with the Company of each officer, director and nominees for director of the Company as of the date of this Prospectus.

                                                                Period from
Name                   Age           Position                   Which Served
----                   ---           --------                   ------------

Ralph Armijo            45      President, Chief Executive          7/93
                                Officer and Director

Patrick R.
 Mawhinney              34      Chief Financial Officer,            7/96
                                Treasurer and Director

Andrew Davis            45      Director                            4/97

Lloyd G.
 Chavez, Jr.            48      Director                            4/97

Gerald A.
 Marroney               46      Director                            4/97

Harold
 Anderson II            34      Vice President of                   7/96
                                Automotive

Kenneth P. Bero         44      Vice President of Sales            12/97

James
 Hosch                  45      Director                            6/98


     The officers are elected by the Board of Directors at the first meeting after each annual meeting of the Company shareholders and hold office until their successors are duly elected and qualified in accordance with the Bylaws of the Company.

     RALPH ARMIJO has served as the President, Chief Executive Officer and a director of the Company since its inception in 1993. From 1981 to 1993, Mr. Armijo was employed by Tektronix, Inc., a large communications company which also produced testing and measuring equipment. Mr. Armijo's responsibilities at Tektronix progressed from sales manager, to branch manager, to district manager and, ultimately, to Western Regional Manager, a position he held for five years. In that position, he was responsible for a $100 million budget in sales, graphics, technical support and administration, and he was responsible for developing new distribution channels, including reseller agreements. From 1976 to 1981, Mr. Armijo was employed by IBM Corporation, where he sold computerized accounting and financial applications to small and medium-sized businesses. Mr. Armijo received his B.A. from Colorado College and his M.B.A. from the University of California, Los Angeles.

     ANDREW DAVIS served as Vice President of Sales and Marketing of the Company from May 1996 until December 1997. He became a director of the Company in April 1997. From January 1994 to May 1996, Mr. Davis was manager of wholesale distribution at InFocus Systems, a manufacturer of high resolution projection systems. From September 1982 to January 1994, Mr. Davis held various sales and marketing positions in Tektronix, Inc. including Director of Marketing for the Interactive Technologies Division. Mr. Davis attended the University of Denver from 1971 to 1974 where he studied Business Management and Marketing.

     PATRICK R. MAWHINNEY served as the President of Interactive Planet, Inc. ("IPI") from its inception until its merger with the Company in July 1996 and since that time has served as Chief Financial Officer, Treasurer and a director of the Company. From May 1995 until May 1996, Mr. Mawhinney also served as a financial/accounting consultant for MIS\Sunguard, a provider of accounting and investment software. Mr. Mawhinney was employed as an Assistant Vice President of The Bank of Cherry Creek from November 1993 to May 1995; as a Vice President of Vectra Banking Corporation from June 1989 to November 1993; and as Operations Coordinator for Zions Bancorporation from August 1986 to June 1989. He received his B.S. from Colorado State University.

     LLOYD G. CHAVEZ, JR. became a director of the Company in April 1997. He has been a director of the Burt group of automobile dealerships in Denver, Colorado since 1988 and Director of Automotive Markets of the Burt group since 1994. From 1983 to 1994, Mr. Chavez was Vice President of Fort Dodge Laboratories, a subsidiary of American Home Products, where he was responsible for business acquisitions, new products and technologies, joint ventures, intellectual property acquisitions, strategic planning, market research and sale projections. From 1982 to 1983, Mr. Chavez was Vice President of General Genetics Corporation, where he was responsible for management of biological and pharmaceutical research and development. Mr. Chavez received his B.A. in Molecular, Cellular, Development Biology from the University of Colorado, his M.A. in Old Testament Studies from Denver Seminary, his Ph.D. in Microbiology and Immunology from the University of Virginia, and was a post-doctoral Fellow in Chemistry at Cornell University.

     GERALD A. MARRONEY became a director of the Company in April 1997. He has served as a State of Colorado District Court Judge in Pueblo County, Colorado since 1990. Prior to such time he was a practicing attorney in Pueblo, Colorado. Mr. Marroney received his B.S. in Political Science from Southern Colorado State College in 1973 and his J.D. from Oklahoma City University in 1976.

     HAROLD ANDERSON II served as Vice President of Business Development for IPI from July 1995 until its merger with the Company in July 1996. He has served as Vice President of Business Development of the Company commencing in July 1996, and from June 1997 as Vice President of Automotive. From September 1986 to July 1995, Mr. Anderson was employed by U.S. West Advance Technologies and Communications, where he worked in Distributed Technology Platform Security, served as the Technical Project Manager, and later acted as a Product Marketing Specialist for the U.S. West Internet Services Provider/On-line Service Project. Mr. Anderson received his B.S. degree in Business Administration from the University of Arizona in 1986 and a Masters degree in Computer Information Systems from the University of Denver in 1991.

     KENNETH P. BERO has served as Vice President of Sales of the Company since December 1997. From July 1996 to December 1997, Mr. Bero was Director of Sales, SGI Business Group at Access Graphics, a wholesale distributor of UNIX based hardware and software products. From September 1989 to June 1996, Mr. Bero held various sales and sales management positions at Tektronix, Inc. including Business Development Manager, Major Account Group Manager and National Reseller Group Manager for the Display Products Division. Mr. Bero received his B.A. from Bates College and his M.B.A. from Northeastern University.

     JAMES HOSCH has been a director of the Company since June 1998. Mr. Hosch has been an Senior Vice President of Joseph Charles & Associates, Inc., a NASD registered broker dealer, since September 1995. From January 1993 until September 1995, he was Executive Vice President of Cohig & Associates, Inc., a NASD registered broker dealer. From 1989 until January 1993, he was President of Kober Corporation, a publicly traded real estate firm.

     No director or executive officer of the Company is related to any other director or executive officer. None of the Company's officers or directors hold any directorships in any other public company.

Director Compensation

     None of the Company's directors received any compensation during the most recent fiscal year for serving in their position as a director. Members of the Board of Directors may receive stock options issued under the stock option plan to be voted upon at the Annual Meeting.

                             EXECUTIVE COMPENSATION

     The following table sets out the annual compensation paid to Ralph Armijo for the last three fiscal years and to Andrew Davis during the last fiscal year. No other executive officer has received annual compensation in excess of $100,000.

                                                Summary Compensation Table


                                 ANNUAL               LONG TERM COMPENSATION                             ALL OTHER
NAME AND                      COMPENSATION                                      RESTRICTED STOCK       COMPENSATION
PRINCIPAL POSITION          YEAR    SALARY($)         BONUS($)       AWARDS         OPTIONS                ($)
------------------          ----    ---------         --------       ------         -------            ------------

Ralph Armijo, Chief         1997     $156,141         $12,869          0              0                  $9,600(1)
 Executive Officer          1996     $124,384         $   -0-          0              0                  $9,000(1)
                            1995     $111,444         $24,000          0              0                  $9,000(1)

Andrew Davis,               1997     $100,625         $ 5,250          0              0                  $4,800(1)
 Director (2)

----------

(1)  Consists of an automobile allowance.

(2) The Company was not a reporting company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 at any time during 1996 or 1995.
     Information concerning the compensation for 1996 or 1995 of the person indicated has not previously been required to be reported and therefore is not provided herein.

     No officer or director received any form of compensation other than cash during 1997 and no long term incentive, bonus or option plans were or are in place. The Compensation Committee may at its discretion, award discretionary bonuses in the future.

     The current annual salaries of the executive officers of the Company are as follows: Ralph Armijo, President, $150,000; Kenneth Bero, Vice President of Sales, $85,000; Patrick Mawhinney, Chief Financial Officer, $87,500; and Harold Anderson II, Vice President of Automotive, $87,500. Total annual compensation for all executive officers is $410,000.

Employment Agreements and Termination of Employment and Change-in-Control Arrangements
--------------------------------------------------------------------------------

     The Company entered an Employment Agreement with Mr. Armijo that is effective May 1, 1998. The term of that agreement is for one year and it may renew automatically for two additional one-year periods provided that neither Mr. Armijo nor the Company provides the other with notice of its intent to not renew the agreement at least thirty days before the anniversary date of the agreement. Mr. Armijo's current annual salary under the agreement is $150,000 and his salary is reviewed annually. The agreement also provides that Mr. Armijo will be paid an annual bonus. If Mr. Armijo remains employed with the Company through the first anniversary date of the agreement, the Company must pay Mr. Armijo a special bonus (the "Special Bonus") in the event that there is a "Change in Control" of the Company (as defined in the agreement). The Special Bonus will be equal to Mr. Armijo's then effective annual salary, plus the greater of (i) the annual bonus paid or payable for the most recently completed fiscal year during the term of the agreement, and (ii) the average of the bonuses paid or payable to Mr. Armijo in respect of 1997, 1996 and 1995 (the higher of the two numbers is referred to as the "Highest Annual Bonus"). The agreement provides that if the Company terminates Mr. Armijo other than for "Cause" or "Disability" (as such terms are defined in the agreement) or Mr. Armijo terminates his employment either for "Good Reason" (as such term is defined in the agreement) or without any reason during a thirty day period immediately following May 1, 1999, the Company must pay Mr. Armijo a lump sum cash payment equal to (i) his annual salary through the date of termination,
(ii) the Highest Annual Bonus through the date of termination, (iii) the Special Bonus, if any, (iv) an amount equal to the product of two times his then effective annual salary, the Highest Annual Bonus and the Special Bonus, if any. The Company may terminate Mr. Armijo's employment for "Cause" and shall be obligated only to pay Mr. Armijo his annual salary through the date of termination.

401(k) Plan.
------------

     The Company has a 401(k) profit sharing plan (the "Plan"). Eligible employees may make voluntary contributions to the Plan. The amount of employee contributions is limited as specified in the Plan. The Company may, at its discretion, make additional contributions to the Plan. The Company made no contributions in 1997.


Stock Option Plan.
------------------

     The officers of the Company may receive stock options issued under the Company's stock option plan.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of the date of this Prospectus, the Common Stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, all directors individually, each executive officer and all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power, as well as record and beneficial ownership, with respect to the shares shown. As of the date of this Prospectus, there were 3,606,221 shares of Common Stock outstanding.


                                              COMMON STOCK          PERCENT OF
   NAME AND ADDRESS OF                        BENEFICIALLY          BENEFICIAL
   BENEFICIAL OWNER(1)                           OWNED              OWNERSHIP
   -------------------                        ------------          ---------

   Ralph Armijo...........................      831,659               23.1%

   Patrick R. Mawhinney...................      146,057                4.1%

   Harold Anderson II.....................       76,573                2.1%

   Andrew Davis...........................       21,250                 (3)

   Gerald A. Marroney.....................          -0-                  0%

   Lloyd G. Chavez, Jr....................        4,250 (2)             (3)

   Kenneth P. Bero........................          -0-                  0%

   James Hosch............................       18,000 (4)

   Cynthia J. Simmons.....................      358,132                9.9%
      84 Willowleaf Drive
      Littleton, CO 80125

   All directors and executive officers as
      a Group (Seven Persons).............    1,097,789                30.3%

------------------------

Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within sixty days through means, including, but not limited to, the exercise of any option, warrant or conversion of a security. In making this calculation, options and warrants which are significantly "out-of-the-money" and therefore unlikely to be exercised within sixty days are not included in the calculation of beneficial ownership. For this purpose, the Company deems options and warrants with an exercise price above $7.00 as unlikely to be exercised within the next sixty days. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(1) Except as indicated herein, the address for each person is 14 Inverness Drive, Building. F, Suite 116, Englewood, Colorado 80112.

(2) LGC Management owns 4,250 shares of Common Stock. Mr. Chavez is President of LGC Management and may be deemed the beneficial owner of such shares.

(3)  Less than one percent.

(4) The number indicated represents 18,000 shares of Common Stock underlying certain options currently exercisable.

                            SELLING SECURITY HOLDERS

     The following table shows for the Selling Security Holders, (i) the number of Warrants and shares of Common Stock beneficially owned by them as of July 2, 1998, (ii) the number of Warrants and shares of Common Stock covered by this Prospectus, and (iii) the number of Warrants and shares of Common Stock to be retained after this offering, if any.

                                                    Number of                                        Number of      Number of
                                   Number of        Shares of                                        Warrants       Shares of
                                   Warrants         Common Stock                     Number of       Beneficially   Common Stock
                                   Beneficially     Beneficially      Number of      Shares of       Owned          Beneficially
                                   Owned Before     Owned Before      Warrants       Common Stock    After the      Owned After
         Name                      the Offering     the Offering(1)   to be Sold     to be Sold      Offering(2)    the Offering(2)
         ----                      ------------     ---------------   ----------     ----------      -----------    ---------------
Abbott, David & Linda                 3,000             6,000           3,000           6,000            -0-              -0-
Abbott, David & Linda                 6,000            12,000           6,000          12,000            -0-              -0-
Abott, David                          3,000             6,000           3,000           6,000            -0-              -0-
Almeida, Donald,                      3,000             6,000           3,000           6,000            -0-              -0-
Amico, Guy                              -0-            20,000             -0-          20,000            -0-              -0-
Amico, Roy                              -0-            20,000             -0-          20,000            -0-              -0-
Anderson                                -0-             4,000             -0-           4,000            -0-              -0-
Anesthesia Pension Plan              12,000            24,000          12,000          24,000            -0-              -0-
Apera, Luca                           3,000             6,000           3,000           6,000            -0-              -0-
Balog, John or Cecilia                3,000             6,000           3,000           6,000            -0-              -0-
Bausch, Eric                          6,000            12,000           6,000          12,000            -0-              -0-
Boehler, Jeffrey or Barbara           3,000             6,000           3,000           6,000            -0-              -0-
Buddie, Gina                            -0-             2,000             -0-           2,000            -0-              -0-
Burgin, Mark or Tammy                 3,000             6,000           3,000           6,000            -0-              -0-
Burton, Robert                       10,000            20,000          10,000          20,000            -0-              -0-
Campbell, Michael                     3,000             6,000           3,000           6,000            -0-              -0-
Castro, William                       9,000            18,000           9,000          18,000            -0-              -0-
Cissel, Vincent                       6,000            12,000           6,000          12,000            -0-              -0-



                                       35


Comcor Holding Inc.                   8,000            16,000           8,000          16,000            -0-              -0-
Cooley, John                          9,000            18,000           9,000          18,000            -0-              -0-
Crane Rental Service                  3,000             6,000           3,000           6,000            -0-              -0-
Crowe, Robert                         3,000             6,000           3,000           6,000            -0-              -0-
Daroga, Norrie                       14,000            28,000          14,000          28,000            -0-              -0-
D Alessio, Robert                     3,000             6,000           3,000           6,000            -0-              -0-
Derescher, Eddie or Linda             3,000             6,000           3,000           6,000            -0-              -0-
Dietz, Thomas                        14,000            28,000          14,000          28,000            -0-              -0-
Evans, Kathyleen                      3,000             6,000           3,000           6,000            -0-              -0-
Gardener, John                       12,000            24,000          12,000          24,000            -0-              -0-
Gardener, John Lewis                 12,000            24,000          12,000          24,000            -0-              -0-
Garry, John                           3,000             6,000           3,000           6,000            -0-              -0-
Goldstein, Scott                        -0-            20,000             -0-          20,000            -0-              -0-
Hall, Robert & Pat                    6,000            12,000           6,000          12,000            -0-              -0-
Harmon, Homer                        12,000            24,000          12,000          24,000            -0-              -0-
Harmon, Homer or Kathy                6,000            12,000           6,000          12,000            -0-              -0-
Hartley, Douglas                      6,000            12,000           6,000          12,000            -0-              -0-
Helen S. Nagel Trustee               24,000            48,000          24,000          48,000            -0-              -0-
Hill, Anthony                         3,000             6,000           3,000           6,000            -0-              -0-
Homburger, John or Susan              6,000            12,000           6,000          12,000            -0-              -0-
Hosch, James(5)                         -0-            18,000             -0-          18,000            -0-              -0-
Itokazu, John or Sheila               3,000             6,000           3,000           6,000            -0-              -0-
Joseph Charles & Associates(3)(5)    59,450           323,900          59,450         323,900            -0-              -0-
Kaiser, Doug                            -0-            20,000             -0-          20,000            -0-              -0-
Kent, David & Priscilla               6,000            12,000           6,000          12,000            -0-              -0-
Koller, Paul or Betsy                 6,000            12,000           6,000          12,000            -0-              -0-
Landis, David J.                      9,000            18,000           9,000          18,000            -0-              -0-
Levenrich, David                     33,000            66,000          33,000          66,000            -0-              -0-
Lorge, Robert                         6,000            12,000           6,000          12,000            -0-              -0-
Lundell, Don & Gail                   6,000            12,000           6,000          12,000            -0-              -0-
McCarter, Larry or Kristy             6,000            12,000           6,000          12,000            -0-              -0-
McClintock, Catherine                 6,000            12,000           6,000          12,000            -0-              -0-
McCollaum, Dixie                      3,000             6,000           3,000           6,000            -0-              -0-
McCoy, Greg or Betty                  3,000             6,000           3,000           6,000            -0-              -0-
McKowen, John                           -0-           227,462(4)          -0-         227,462(4)         -0-              -0-
McNamara, Steven                      9,000            18,000           9,000          18,000            -0-              -0-
McWilliams, Michael                   8,000            16,000           8,000          16,000            -0-              -0-
Mehigan, Patrick & Ann                6,000            12,000           6,000          12,000            -0-              -0-
Montanarella, Paul                    9,000            18,000           9,000          18,000            -0-              -0-
Morano, Christopher                   7,500            15,000           7,500          15,000            -0-              -0-
Morrison, Roger                      12,000            24,000          12,000          24,000            -0-              -0-
Moser Holdings                       24,000            48,000          24,000          48,000            -0-              -0-
O'Sullivan, Patrick                   3,000             6,000           3,000           6,000            -0-              -0-
Parker, Bradley or Brooke             3,000             6,000           3,000           6,000            -0-              -0-
Patel, Kaushik or Parul               6,000            12,000           6,000          12,000            -0-              -0-
Peck, Edgar                           6,000            12,000           6,000          12,000            -0-              -0-
Penic, Michael & Madeline             6,000            12,000           6,000          12,000            -0-              -0-
Powers, Larry                         3,000             6,000           3,000           6,000            -0-              -0-
Prestidge, Tom & Valerie             12,000            24,000          12,000          24,000            -0-              -0-
Pudelko, Michael                     21,000            42,000          21,000          42,000            -0-              -0-
Ryan, Robert & Jamie                  3,000             6,000           3,000           6,000            -0-              -0-
Salvatore, Frank                        -0-            20,000             -0-          20,000            -0-              -0-
Shulter, Paul                         6,000            12,000           6,000          12,000            -0-              -0-
Shults, Stanley                       4,000             8,000           4,000           8,000            -0-              -0-
Shults, Stan or Diane                 6,000            12,000           6,000          12,000            -0-              -0-
Sims, George                          6,000            12,000           6,000          12,000            -0-              -0-
Small, Leonard                        3,000             6,000           3,000           6,000            -0-              -0-
Stone, Douglas                        3,000             6,000           3,000           6,000            -0-              -0-
Stone, Todd                             -0-             1,000             -0-           1,000            -0-              -0-
Struharik, Paul                       3,000             6,000           3,000           6,000            -0-              -0-
Texas Cardiovascular Institute       12,000            24,000          12,000          24,000            -0-              -0-
Van Vliet, Edward                    42,000            84,000          42,000          84,000            -0-              -0-
Van Zudan, David L.                   6,000            12,000           6,000          12,000            -0-              -0-


                                       36


Vanzuidam, David & Deborah            4,000             8,000           4,000           8,000            -0-              -0-
Visconti, Joseph                        -0-            20,000             -0-          20,000            -0-              -0-
Wagner, David                         3,000             6,000           3,000           6,000            -0-              -0-
War, William                          6,000            12,000           6,000          12,000            -0-              -0-
White, Jimmy                          6,000            12,000           6,000          12,000            -0-              -0-
White, Marsha                         6,000            12,000           6,000          12,000            -0-              -0-
Wilbur, Rick                         24,000            48,000          24,000          48,000            -0-              -0-
Yapp, Ronald                          6,000            12,000           6,000          12,000            -0-              -0-

Totals                              653,950         1,885,362         653,950       1,885,362            -0-              -0-

----------

(1) The number of shares of Common Stock indicated includes those shares underlying Warrants and certain Options held by a Selling Security Holder.

(2) The Selling Security Holder will not own in excess of one (1%) percent of the Company's outstanding securities subsequent to the offering when combined with other offerings in which other securities owned by the Selling Security Holder have been registered.

(3) The shares of Common Stock and Warrants indicated includes (i) securities that may be issued upon the exercise of 59,450 Placement Agent Warrants held by JCA that entitle it to purchase units, consisting of one share of Common Stock and one Warrant, at an exercise price of $4.50 per unit until April, 2003, (ii) 205,000 shares of Common Stock that may be issued upon the exercise of certain options held by JCA, and (iii) 100,000 shares of Common Stock underlying Representative Options.

(4)  The Company  has agreed  with Mr.  McKowen  that Mr.  McKowen may  exercise
     50,000 options held by him prior to the date on which his options become exercisable, and transfer the Common Stock underlying those options pursuant to this Prospectus. See "DESCRIPTION OF SECURITIES - McKowen
     Options".

(5) James Hosch is a director of the Company and an Executive Vice President of JCA.

     Information set forth in the tables regarding the securities owned by each Selling Security Holder is provided to the best knowledge of the Company based on information furnished to the Company by the respective Selling
     Security Holder and/or available to the Company through its stock transfer records.


                              PLAN OF DISTRIBUTION

     The Warrants and shares of Common Stock offered hereby may be sold by the Selling Security Holders or by pledgees, donees, transferees or other successors-in-interest (including sales after exercise of the Warrants). Such sales may be made in the over-the-counter market through Nasdaq, in privately negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices related to the then current market prices or at negotiated prices. The Warrants and shares of Common Stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the stock as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Security Holder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from a Selling Security Holder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a Selling Security Holder.

     The securities covered by this Prospectus may in the future also be sold under Rule 144 instead of under this Prospectus. Rule 144 provides an exemption from registration for the resale of securities by persons other than the issuer after the securities have been held by persons for at least one (1) year from original issuance, and such securities are sold in strict compliance with Rule 144 requirements and maximum number of shares requirements. The Company will not receive any portion of the proceeds of the securities sold by the Selling Security Holders, but will receive amounts upon exercise of Warrants, which funds will be used for working capital. There is no assurance that the Selling Security Holders will sell any or all of the securities offered hereby.

     The Selling Security Holders have been advised by the Company that during the time each is engaged in distribution of the securities covered by this Prospectus, each must comply with Rule 10b-5 and Regulation M under the Exchange Act, and pursuant thereto: (i) each must not engage in any stabilization activity in connection with the Company's securities; (ii) each must furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and
(iii) each must not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act. Any Selling Security Holders who may be "affiliated purchasers" of the Company as defined in Regulation M, have been further advised that pursuant to Securities Exchange Act Release 34-38067 (December 20, 1996), they must coordinate their sales under this Prospectus with each other and the Company for purposes of Regulation M.

                              CERTAIN TRANSACTIONS

     In October 1993, Arthur Armijo, brother of the Company's President, Ralph Armijo, made a $119,199 loan to the Company. The loan was evidenced by a promissory note dated October 1, 1993 bearing interest at the rate of 5% per year. The note was paid in full in February 1997 out of the proceeds of the Company's public offering.

     In November 1993, Arthur Armijo and Ralph Armijo each personally guaranteed a line of credit in the amount of $200,000 extended by Vectra Bank, Denver, Colorado, to the Company. Such line of credit and Messrs. Armijo's personal guarantees were terminated in February 1996. No compensation was paid by the Company for such personal guarantees. In February 1996, Arthur Armijo and Ralph Armijo each personally guaranteed the factoring arrangement of the Company with Colorado State Bank of Denver for a maximum of $750,000. No compensation was paid by the Company for such personal guarantees. The factoring arrangement was terminated in February 1997.

     In July 1996, Littleton Land Company made a $182,500 loan to the Company. The loan was evidenced by a non-interest bearing promissory note with a maturity date of August 31, 1996. Such note was prepaid in full on August 22, 1996. John McKowen, an employee of the Company, is an affiliate of Littleton Land Company. In August 1996, the Company granted options to Mr. McKowen to purchase 212,500 shares of Common Stock at an exercise price of $4.12 per share, exercisable from February 1999 to August 2001.

     On March 31, 1996, Patrick Mawhinney, a shareholder, director and Chief Financial Officer of the Company, made a $45,110 loan to IPI. The loan is evidenced by a promissory note dated March 31, 1996, which provides for the accrual of interest at a fixed rate of 10% per year and a maturity date of December 31, 1997. The loan was repaid in April 1997.

     In June 1996, Schneider Mawhinney & Associates, P.C. advanced $32,500 to IPI. This advance was repayable on demand without interest. Patrick Mawhinney's spouse is a principal of Schneider Mawhinney & Associates. In July 1996, Mr. Mawhinney made a loan to the Company in the amount of $30,000, evidenced by a promissory note dated July 26, 1996 and bearing interest at the rate of 9.75 percent per year. These loans were repaid in February 1997 out of the proceeds of the Company's public offering.

     In July 1996, Cindy Simmons, a principal shareholder of the Company, was issued a promissory note of the Company in the amount of $75,000 as part of the purchase price for IPI. The promissory note provides for monthly payments of $6,250 due on the first day of each month beginning August 1, 1996 and maturing on July 1, 1997. The note was repaid in July 1997.

     In August 1996, Ralph Armijo made a loan to the Company in the amount of $70,000, evidenced by a promissory note dated August 6, 1996 and bearing interest at the rate of 9.75 percent per year. Such note was prepaid in full in October 1996.

     In January 1997, Ralph Armijo and Patrick Mawhinney guaranteed a short term promissory note of the Company in the amount of $70,000. This note was repaid from the resale of equipment which was purchased with the borrowed funds. No compensation was paid by the Company for such guarantees.

     In October 1997, Pat Mawhinney made a $30,000 loan to the Company, evidenced by a promissory note dated October 5, 1997, which did not bear interest. The loan was repaid in November 1997.

     In March 1998, Pat Mawhinney made a $45,400 loan to the Company, evidenced by a promissory note dated March 13, 1998, which did not bear interest. The loan was repaid on March 31, 1998.

     In October 1997, Ralph Armijo guaranteed a line of credit in the amount of $750,000 extended to the Company by USA Funding, Dallas, Texas. No compensation was paid by the Company for such personal guarantee.

     James Hosch, an Executive Vice President of Joseph Charles & Associates, Inc., has been a director of the Company since June, 1998. JCA received $143,750 in commissions and $35,938 in expenses as the placement agent for a private placement of an aggregate of $1,437,500 principal amount of the Company's 10% Unsecured Subordinated Convertible Promissory Notes. The notes were sold from August 1996 until October 18, 1996, and were automatically converted into an aggregate of 349,126 units in the Company's initial public offering of securities.

     JCA was the managing underwriter for the Company's initial public offering of securities. The Company offered 1,000,000 units consisting of one share of the Company's Common Stock and one common stock purchase warrant ("Warrant"). Of the 1,000,000 shares of Common Stock and 1,000,000 Warrants included in the offering, 755,000 shares of Common Stock and 1,000,000 Warrants were sold by the Company and 245,000 shares of Common Stock were sold by certain shareholders as the Company. The units were sold on a firm commitment basis and JCA received a 10% discount on the public offering price of $6.00 per unit. JCA received pursuant to the underwriting agreement for that offering a non-accountable expense allowance equal to 3% of the total proceeds of the offering, or $180,000. The Company also agreed to retain JCA as a financial consultant for a period of two years, commencing on February 10, 1997 for a fee of $3,000 per month. The Company agreed pursuant to the underwriting agreement to sell JCA, for an aggregate purchase price of $100 as additional compensation in connection with the offering, options to purchase up to 100,000 shares of the Company's Common Stock. Those options are exercisable for four years beginning on February 10, 1998 and at an exercise price of $7.38 per share.

     The Company also has entered into an engagement letter with JCA to assist the Company to complete an offering of up to 600,000 units, with each unit consisting of one share of Common Stock and one Warrant, for an offering price of $4.50 per unit, or an aggregate offering price of $2,700,000. In consideration for its services, the Company has agreed to pay JCA a sales commission of 10% of the funds raised in the offering. JCA also is entitled to purchase a number of units equal to 10% of the units sold in the offering for a period of five years from the date of closing of the offering at a purchase price of $4.50 per unit. JCA also is entitled to receive a 3% non-accountable expense allowance based on all funds raised in the offering. From November 1997 to March 1998, the Company issued 358,476 in that offering. That offering was closed during April 1998 with an aggregate of 594,500 Units being sold. On February 16, 1998 the Company entered into an agreement with JCA to engage it on an exclusive basis to render financial and investment banking services for a period of one year in consideration of options to purchase 250,000 shares for $3.50 per share and a fee based on the Lehman formula relative to any mergers or acquisitions.

     Although the foregoing transactions were determined without arm's length negotiations and necessarily involved conflicts of interest between the interests of the related parties and the Company, the Company believes that all of the foregoing transactions were entered into on terms no less favorable to the Company than could have been obtained from independent third parties. All future transactions by the Company with officers, directors and 5% stockholders and their affiliates will be entered into only if a majority of the outside directors determine that the terms of such transactions are no less favorable to the Company than could be obtained from unaffiliated parties. There are currently no new proposed related party transactions contemplated by the Company.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 20,000,000 shares of Common Stock, no par value, of which 3,606,221 shares are currently outstanding. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds available therefor, subject to any priority as to dividends for any preferred stock that may be outstanding. There currently is no preferred stock authorized or outstanding. Holders of Common Stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes including the election of directors. Cumulative voting for the election of directors is not permitted. The holders of a majority of the Common Stock issued and outstanding and entitled to vote, in person or by proxy, constitute a quorum at meetings of stockholders and the vote of the holders of a majority of Common Stock present at such a meeting will decide any question brought before such meeting, except for certain actions such as amendments to the Company's Articles of Incorporation, mergers or dissolutions, all of which require the vote of the holders of a majority of the outstanding Common Stock. Upon liquidation or dissolution, the holder of each outstanding share of Common Stock will be entitled to share ratably in the net assets of the Company legally available for distribution to such stockholder after the payment of all debts and other liabilities and after distributions to preferred stockholders, if any, legally entitled thereto. No holder of Common Stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any securities of the Company convertible into shares of its stock, nor does any holder of Common Stock have redemption or conversion rights. The outstanding shares of Common Stock are, and the Common Stock offered hereby will be when issued and paid, fully paid and nonassessable.


Stock Purchase Warrants

     The Company currently has 2,580,538 Warrants and Consultant Options outstanding. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price equal to $7.20, subject to adjustment, for a period of five years commencing on February 10, 1997. No holder of Warrants, as such, will be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Warrants have been duly exercised and the purchase price has been paid in full. Each Warrant will be redeemable by the Company for $.05 per Warrant at any time commencing on February 10, 1998 (which period may be reduced or waived by JCA in its sole discretion), upon thirty days' prior written notice, at any time when the closing price per share of Common Stock for twenty consecutive trading days within the thirty-day period prior to the date notice of redemption is given equals or exceeds $8.40 and at such time there is a current effective registration statement covering the shares of Common Stock underlying the
Warrants. The Company presently expects to call all of the Warrants for redemption as soon as permitted provided that a current prospectus relating to the Common Stock underlying such Warrants is effective at that time. In the event the Company gives notice of its intention to redeem, a holder may exercise his Warrants within the period set forth in the notice of redemption or they will be redeemed upon payment of the redemption price. The Warrants will be entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock delivered upon the exercise thereof upon the occurrence of certain events, such as stock dividends, stock splits, recapitalizations, consolidations or mergers.

     The Warrants will be exercisable only when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement, the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. Because the Warrants may be transferred, it is possible that the Warrants may be acquired by persons residing in states where the Company has not registered them, or is not exempt from registration, such that the shares of Common Stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrant holders residing in those states would have no choice but to attempt to sell their Warrants or let them expire unexercised.

     Each Warrant will be exercisable by surrendering the Warrant certificate, with the formal subscription form on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. Prior to their expiration or redemption by the Company, the Warrants will be exercisable from time to time in whole or in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

     The Company has agreed with JCA not to solicit Warrant exercises other than through the JCA. Upon exercise of any Warrants, the Company will pay JCA a fee of three percent of the aggregate exercise price, if (i) the market price of the Common Stock on the date the Warrant is exercised is greater than the then exercise price of the Warrant; (ii) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc., who is designated in writing by the holder exercising the Warrant; (iii) the Warrant is not held in a discretionary account except where prior specific written approval for the exercise has been received; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants; (v) the solicitation of the exercise of the Warrant was not in violation of Regulation M promulgated under the Exchange Act; and (vi) JCA provides bona fide services in connection with the solicitation of the Warrant. No solicitation fee will be paid to JCA on Warrants voluntarily exercised at any time without solicitation. In addition, unless granted an exemption by the Commission from Regulation M under the Exchange Act, JCA will be prohibited from engaging in any market making activities or solicited brokerage activities until the later of the termination of such solicitations activity or the termination by waiver or otherwise of any right JCA may have to receive a fee for the exercise of the Warrants following such solicitation. Such a prohibition, while in effect, could impair the liquidity and market price of the Securities.


Representative's Options

     Subject to the terms and condition of the Underwriting Agreement between the Company and JCA, the Company has sold JCA for an aggregate purchase price of $100, as additional compensation in connection with the initial public offering, options (the "Representative's Options") to purchase up to 100,000 shares of Common Stock. The Representative's Options are exercisable for a four-year period commencing on February 10, 1998 and entitle JCA to purchase up to 100,000 shares of Common Stock at $7.38 per share subject to adjustment in certain events. The Representative's Options contain anti-dilution provisions providing for adjustment of the exercise prices as well as the number of shares issuable upon the occurrence of certain events, including the issuance of shares of Common Stock or Warrants at a price per share or per Warrant less than the exercise price or the market price of the security, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The Representative's Options grant to the holders thereof certain piggyback and demand registration rights as described below.

     If the holders of at least a majority of the Representative's Options or the securities underlying them wish to register the Representative's Options or any of the securities underlying them during the period commencing February 10, 1998 and ending February 10, 2002, the Company has agreed to register or qualify such securities, one time only, upon the request of the holders of at least a majority of such Representative's Options or the securities underlying them ("Demand Registration Right"). The Company will bear the full expense of such registration which may be substantial. If the Demand Registration Right is exercised, the Company at such time at its option may purchase the
Representative's Options for the difference between their exercise price and fair market value of the shares issuable upon exercise. In addition, the Company has also agreed for a period of five years commencing February 10, 1997 to give notice to the holder or holders of the Representative's Options, or the Common Stock underlying the Representative's Options, of its intention to file a registration statement under the Securities Act, and in that event the holders of the Representative's Options or the securities underlying such options shall have the right to request the Company to include the Representative's Options and the underlying common stock in such Registration Statement.

     The holders of the Representative's Options have no voting, dividend or other rights as shareholders of the Company with respect to the shares of Common Stock underlying the Representative's Options until the Representative's Options have been exercised. The Company is obligated at all times to set aside and have available sufficient number of authorized but unissued shares of Common Stock to be issued upon exercise of the Representative's Options.


McKowen Options

     John McKowen, an employee of the Company, was granted options to purchase 212,500 shares of the Company's Common Stock in August 1996. These options are exercisable at $4.12 per share commencing February 1999 until August 2001. Management is registering the common shares underlying these options as part of this registration statement. On April 13, 1998 Mr. McKowen was issued additional options to acquire 14,962 shares of the Company's Common Stock at an exercise price of $4.50 per share commencing September 13, 1998 for a period of five years from the date of the grant. The exercise price was the closing sales price of the Company's stock on the date of the grant.

Transfer Agent and Registrar

     The transfer agent for the Company's Common Stock and the Warrant Agent for the Company's Warrants is American Securities Transfer & Trust, Inc.


                         SHARES ELIGIBLE FOR FUTURE SALE

     The Company currently has 3,606,221 shares of Common Stock outstanding, of which 1,612,428 shares of Common Stock are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of the Company (in general, a person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 1,993,793 shares of Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. Rule 144 provides, in essence, that a person (including a group of persons whose shares are aggregated) and including any person who may be deemed an "affiliate" of the Company, as that term is defined under the Securities Act, who has satisfied a one-year holding period for such restricted securities may sell within any three-month period, under certain circumstances, an amount of restricted securities which does not exceed the greater of one percent of that class of the Company's outstanding securities or the average weekly trading volume of that class of securities during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. In addition, pursuant to Rule 144, persons who are not affiliated with the Company and who have held their restricted securities for at least two years are not subject to the quantity limitations or the manner of sale restrictions of the rule. A sale of shares by the Company's current shareholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of the Company's Common Stock and Warrants in any market for them that may develop. To the extent that these shares enter the market, the value of the Common Stock in the over-the-counter market may be reduced. See "Risk Factors."

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     The Company's Common Stock commenced trading on the Nasdaq SmallCap Market under the symbol "NVDC" on February 11, 1997. The Company also has a class of common stock purchase warrants ("Warrants") listed on the Nasdaq SmallCap Market under the symbol "NVDCW." The Warrants also commenced trading on February 11, 1997. The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and many not represent actual transactions.



                            Common Stock                  Warrants
                        --------------------        ---------------------
Quarter Ended            High         Low            High          Low
March 31, 1997          $5.625        $5.125        $0.750         $0.625
June 30, 1997           $6.000        $3.250        $0.875         $0.375
September 30, 1997      $7.000        $5.250        $1.031         $0.625
December 31, 1997       $7.000        $4.063        $1.031         $0.025
March 31, 1998          $6.75         $2.9375       $0.75          $.04375

     The closing price as of July 2, 1998 was $7.0625 and $1.125 for the Common Stock and Warrants respectively.

     As of July 2, 1998,  the Company had 78 common  shareholders  of record and
believes  that   approximately   1,400  persons  beneficial  owns  street  named
positions.

     The Company has not declared any cash dividends on its common shares for the last two fiscal years. The Company currently intends to retain funds from earnings, if any, from future grow and therefore does not intend to pay any cash dividends in the foreseeable future on its Common Stock. The Company is not currently a party to any agreement restricting the payment of dividends.

                                  LEGAL MATTERS

     Certain legal matters with respect to the shares offered hereby have been passed upon for the Company by Cohen Brame & Smith, Professional Corporation, Denver, Colorado.

                                     EXPERTS

     The Company's financial statements for the year ended December 31, 1997 in this Prospectus have been audited by Hein + Associates LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

     The Colorado Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     The Company's Articles of Incorporation obligate the Company to indemnify its directors and officers to the fullest extent permitted under Colorado law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  NAVIDEC, INC.

                          INDEX TO FINANCIAL STATEMENTS



                                                                         PAGE
                                                                         ----

Independent Auditor's Report..............................................F-2

Balance Sheets - March 31, 1998 (Unaudited)
        and December 31, 1997.............................................F-3

Statements of Operations - For the Three Months Ended
        March 31, 1998 and 1997 (Unaudited),
        and for the Years Ended December 31, 1997 and 1996................F-4

Statements of Changes in Stockholders' Equity (Deficit) -
        For the Three Months Ended March 31, 1998 and
        1997 (Unaudited), and for the Years Ended
        December 31, 1997 and 1996........................................F-5

Statements of Cash Flows - For the Three Months Ended
        March 31, 1998 and 1997 (Unaudited),
        and for the Years Ended December 31, 1997 and 1996................F-6

Notes to Financial Statements.............................................F-7

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors
NAVIDEC, Inc.
Englewood, Colorado


We have audited the accompanying balance sheet of NAVIDEC, Inc. as of December 31, 1997 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.




HEIN + ASSOCIATES LLP

Denver, Colorado
March 5, 1998

                                            NAVIDEC, INC.

                                           BALANCE SHEETS
                                                                           MARCH 31,             DECEMBER 31,
                                                                             1998                   1997
                                                                          -----------            -----------
                                                                          (Unaudited)
                                              ASSETS
                                              ------
CURRENT ASSETS:
    Cash and cash equivalents                                             $   584,000            $   369,000
    Accounts receivable:
         Trade, net of $50,000 allowance for doubtful accounts                689,000                726,000
         Retainage                                                               --                   21,000
    Costs and estimated earnings in excess of billings                        367,000                106,000
    Note receivable, related party                                             49,000                 60,000
    Inventories                                                               294,000                549,000
    Prepaid expenses and other current assets                                  88,000                 86,000
                                                                          -----------            -----------
             Total current assets                                           2,071,000              1,917,000

PROPERTY AND EQUIPMENT, net                                                   743,000                713,000

OTHER ASSETS:
    Intangibles, net                                                           89,000                169,000
    Restricted certificate of deposit                                         300,000                300,000
                                                                          -----------            -----------

TOTAL ASSETS                                                              $ 3,203,000            $ 3,099,000
                                                                          ===========            ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
                             ------------------------------------

CURRENT LIABILITIES:
    Current portion of capital lease obligations                          $    37,000            $    37,000
    Notes payable                                                              63,000                 63,000
    Accounts payable                                                          644,000                778,000
    Accrued liabilities                                                       232,000                171,000
    Payable to factor                                                         210,000                190,000
                                                                          -----------            -----------
             Total current liabilities                                      1,186,000              1,239,000
                                                                          -----------            -----------

CAPITAL LEASE OBLIGATIONS, net of current portion                              94,000                 95,000

NOTES PAYABLE, net of current portion                                         200,000                215,000

COMMITMENTS AND CONTINGENCIES (Notes 2 and 8)

STOCKHOLDERS' EQUITY:
    Common stock, no par value; 20,000,000 shares authorized;
         3,370,000 and 3,201,000 shares issued and outstanding,
         respectively                                                       7,422,000              6,768,000
    Accumulated deficit                                                    (5,699,000)            (5,218,000)
                                                                          -----------            -----------
             Total stockholders' equity                                     1,723,000              1,550,000
                                                                          -----------            -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $ 3,203,000            $ 3,099,000
                                                                          ===========            ===========




                     See accompanying notes to these financial statements.

                                              F-3



                                                         NAVIDEC, INC.

                                                   STATEMENTS OF OPERATIONS

                                                  FOR THE THREE
                                                  MONTHS ENDED                            FOR THE YEARS ENDED
                                                     MARCH 31,                                DECEMBER 31,
                                          --------------------------------           --------------------------------
                                              1998                 1997                  1997                1996
                                          ------------         ------------          -----------          -----------
                                                     (Unaudited)
NET SALES                                  $ 1,702,000          $ 1,363,000          $ 6,008,000          $ 5,470,000

    Cost of sales                            1,055,000              857,000            4,219,000            4,425,000
                                           -----------          -----------          -----------          -----------

GROSS MARGIN                                   647,000              506,000            1,789,000            1,045,000

    Operating expense                        1,112,000              769,000            4,367,000            2,259,000
                                           -----------          -----------          -----------          -----------

OPERATING LOSS                                (465,000)            (263,000)          (2,578,000)          (1,214,000)

OTHER INCOME (EXPENSE):
    Interest expense, net                      (16,000)            (270,000)            (236,000)            (204,000)
    Other                                         --                 (1,000)              12,000                3,000
    Impairment of goodwill                        --                   --             (1,305,000)                --
                                           -----------          -----------          -----------          -----------
         Other, Net                            (16,000)            (271,000)          (1,529,000)            (201,000)
                                           -----------          -----------          -----------          -----------

NET LOSS AND COMPREHENSIVE LOSS            $  (481,000)         $  (534,000)         $(4,107,000)         $(1,415,000)
                                           ===========          ===========          ===========          ===========

NET LOSS PER SHARE
   (Basic and Diluted)                     $      (.15)         $      (.23)         $     (1.47)         $      (.73)
                                           ===========          ===========          ===========          ===========


WEIGHTED AVERAGE COMMON SHARES
   AND EQUIVALENTS OUTSTANDING               3,236,000            2,290,000            2,799,526            1,948,000
                                           ===========          ===========          ===========          ===========





                          See accompanying notes to these financial statements.

                                                         F-4

                                       NAVIDEC, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                      FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


                                                            COMMON STOCK
                                                       -------------------------          ACCUMULATED
                                                       SHARES           AMOUNT              DEFICIT             TOTAL
                                                       ------           ------              -------             -----
BALANCES, January 1, 1996                              217,000       $    63,000        $  (118,000)       $   (55,000)

    Exercise of stock options                          805,000             2,000               --                2,000
    Compensation recognized related to
         transfers of common stock to
         employees                                        --              83,000               --               83,000
    Shares issued in acquisition of IPI                679,000           675,000               --              675,000
    Reclassification of accumulated
         deficit in connection with
         termination of tax status as a
         Subchapter S-Corporation                         --            (422,000)           422,000               --
    Net loss                                              --                --           (1,415,000)        (1,415,000)
                                                   -----------       -----------        -----------        -----------

BALANCES, December 31, 1996                          1,701,000           401,000         (1,111,000)          (710,000)

    Conversion of unsecured promissory
         notes to common stock                         104,000         1,438,000               --            1,438,000
    Issuance of common stock and
         warrants in a public offering, net
         of offering costs                           1,000,000         3,436,000               --            3,436,000
    Issuance of common stock for
         acquisition of TouchSource                    207,000           776,000               --              776,000
    Issuance of common stock and
         warrants in a private placement,
         net of offering costs                         189,000           717,000               --              717,000
    Net loss                                              --                --           (4,107,000)        (4,107,000)
                                                   -----------       -----------        -----------        -----------

BALANCES, December 31, 1997                          3,201,000         6,768,000         (5,218,000)         1,550,000

    Issuance of common stock and
         warrants in a private placement,
         net of offering cost (unaudited)              169,000           654,000               --              654,000
    Net loss (unaudited)                                  --                --             (481,000)          (481,000)
                                                   -----------       -----------        -----------        -----------

BALANCES, March 31, 1998 (Unaudited)                 3,370,000       $ 7,422,000        $(5,699,000)       $ 1,723,000
                                                   ===========       ===========        ===========        ===========






                         See accompanying notes to these financial statements.

                                                 F-5

                                                           NAVIDEC, INC.

                                                     STATEMENTS OF CASH FLOWS

                                                                           FOR THE THREE
                                                                            MONTHS ENDED                 FOR THE YEARS ENDED
                                                                              MARCH 31,                       DECEMBER 31,
                                                                    -----------------------------      ----------------------------
                                                                       1998               1997             1997             1996
                                                                    ------------      -----------      -----------      -----------
                                                                              (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                         $  (481,000)     $  (534,000)     $(4,107,000)     $(1,415,000)
    Adjustments to reconcile net loss to net cash used
       in operating activities:
          Depreciation and amortization                                  169,000           92,000          865,000          173,000
          Impairment of goodwill                                            --               --          1,305,000             --
          Stock based compensation                                          --               --               --             83,000
          Provision for bad debt                                            --               --             41,000           59,000
          Changes in operating assets and liabilities:
             (Increase) decrease in:
                Accounts receivable                                       58,000         (953,000)        (627,000)         (56,000)
                Costs and estimated earnings in excess
                   of billings                                          (261,000)            --           (106,000)            --
                Inventories                                              255,000          (49,000)        (315,000)           8,000
                Other assets                                              (3,000)        (193,000)         (52,000)         (33,000)
             Increase (decrease) in:
                Accounts payable and accrued  liabilities               (134,000)         186,000          (92,000)         352,000
                Other liabilities                                         61,000         (152,000)        (271,000)         198,000
                                                                     -----------      -----------      -----------      -----------
       Net cash used in operating activities                            (336,000)      (1,603,000)      (3,359,000)        (631,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Decrease (increase) in notes receivable                               11,000          (30,000)            --               --
    Capital expenditures for property and
      equipment                                                         (119,000)         (67,000)        (475,000)        (472,000)
    Cash acquired in mergers                                                --               --              7,000            5,000
    Acquisition costs incurred                                              --               --            (32,000)         (38,000)
                                                                     -----------      -----------      -----------      -----------
       Net cash used in investing activities                            (108,000)         (97,000)        (500,000)        (505,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from factoring of accounts receivable                       402,000             --            634,000          491,000
    Payments to factor                                                  (382,000)            --           (444,000)            --
    Proceeds from issuance of common stock                               654,000        5,350,000        4,153,000            2,000
    Proceeds from issuance of notes payable                                 --            240,000          333,000        5,887,000
    Proceeds from notes payable - related parties                         40,000             --               --               --
    Payment on notes payable - related parties                           (40,000)            --               --               --
    Payment on notes payable and capital leases                          (15,000)      (1,850,000)        (369,000)      (4,608,000)
    Payment for deferred financing and offering costs                       --               --            (10,000)        (405,000)
                                                                     -----------      -----------      -----------      -----------
       Net cash provided by financing activities                         659,000        3,740,000        4,297,000        1,367,000

INCREASE IN CASH AND CASH EQUIVALENTS                                    215,000        2,040,000          438,000          231,000

CASH AND CASH EQUIVALENTS, beginning of period                           369,000          231,000          231,000             --
                                                                     -----------      -----------      -----------      -----------

CASH AND CASH EQUIVALENTS, end of period                             $   584,000      $ 2,271,000      $   669,000      $   231,000
                                                                     ===========      ===========      ===========      ===========

SUPPLEMENTAL SCHEDULE OF CASH FLOW
  INFORMATION:
    Cash payments for interest                                       $    16,000      $   231,000      $    79,000      $   155,000
                                                                     ===========      ===========      ===========      ===========

    Net assets, net of cash assumed, acquired in merger
       of NAVIDEC with IPI and TouchSource                           $      --        $      --        $   769,000      $   670,000
                                                                     ===========      ===========      ===========      ===========

    Debentures converted to common stock                             $      --      $ 1,437,000        $      --        $      --
                                                                     ===========      ===========      ===========      ===========


                                         See accompanying notes to these financial statements.

                                                                  F-6


                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:
   -------------------------------------------------

     Organization and Nature of Operations - The Company was incorporated in the State of Colorado in 1993 and distributes various high technology and other products through traditional and electronic channels. Effective on July 1, 1996, the Company merged with Interactive Planet, Inc. (IPI) and as a result, the Company also provides comprehensive Internet and Intranet solutions, including design and development of World Wide Web sites, marketing, database integration, electronic commerce and order fulfillments. Effective July 31, 1997, the Company acquired TouchSource, and as a result, the Company designs and markets touch screen computer kiosks.

     Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     Inventories - Inventories are stated at the lower of cost or market, determined by the first-in, first-out method and consist primarily of products held for resale.

     Property and Equipment - Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the assets using the 200% declining balance method generally over a three to seven year period. Leasehold improvements are amortized on the straight-line method over the lesser of the lease term or the useful life. Expenditures for ordinary maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the account and any gain or loss is reflected in the statements of operations.

     Intangibles - Intangibles represents organization costs and the excess of the purchase price paid over the net liabilities acquired in the IPI and the TouchSource acquisition, net of amortization costs and impairment loss. The remaining balance in intangibles will be amortized during 1998.

     Impairment of Long-Lived Assets - In fiscal 1997, the Company adopted Financial Accounting Standards Board Statement No. 121, Accounting for Impairment of Long-Lived Assets (FAS 121). In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. Adoption of FAS 121 had no effect on the December 31, 1997 financial statements other than to impair the goodwill associated with the IPI and TouchSource acquisitions to the value of the expected future cash flows associated with the acquired assets.

     Fair Value of Financial Instruments - The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of cash, trade accounts receivable, accounts payable, and accrued liabilities approximate fair value.

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     Revenue Recognition - The Company recognizes revenue upon delivery of its Internet/Intranet and Kiosk Solutions and Product Distribution goods.
     Internet/Intranet and Kiosk Solutions generally begin with consulting arrangements, which are billed on an hourly basis and/or on a percentage of completion method on fixed bid projects. Most of the Company's customers elect to update and expand their Web site frequently, and clients are billed monthly on a time and materials basis for these services. Additional sources of ongoing revenue include revenue from advertising sold by the Company on clients' Web sites, revenue from sales of merchandise and services over clients' Web sites and revenue from maintenance of client Web sites. The Company receives and records a percentage of the gross revenue from advertising and merchandise sales immediately upon completion of these sales.

     Revenues from long-term contracts are recognized on the percentage-of-completion method for individual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revenues are recognized in the ratio that costs incurred bear to total estimated costs. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

     Contract costs include all labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Profits on short-term contracts are recorded upon substantial completion of each contract. Revenues from time and material contracts are recognized currently as the work is performed. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss on both short and long-term contracts is accrued.

     Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "billings in excess of costs and estimated earnings on
     uncompleted   contracts,"   represents   billings  in  excess  of  revenues
     recognized.

     Loss Per Share - Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128 Earnings Per Share (FAS 128). FAS 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS) with a presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur is securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS were the same for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997 and 1996 because the Company had losses from operations and therefore, the effect of all potential common stocks was anti-dilutive.

     Options to purchase 297,000 shares of common stock, and warrants to purchase 1,642,417 shares of common stock were outstanding at December 31, 1997. See Note 9, Stockholders' Equity, for a detailed discussion of the options and warrants issued by the Company.

     Income Taxes - During 1996, the Company converted to a "C Corporation" and adopted Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)


     tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined, based on the difference between the financial statements and tax bases of asset and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Use of Estimates - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. The Company makes significant estimates, including the allowance for doubtful accounts and the life of the excess of purchase price over net assets acquired (goodwill) in both the IPI merger and the TouchSource acquisition.

     New Pronouncements - Statement of Financial Accounting Standards 130 Reporting Comprehensive Income and Statement of Financial Accounting Standards 131 Disclosures About Segments of an Enterprise and Related Information were recently issued. Statement 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, Statement 130 requires that all components of comprehensive income shall be classified based on their nature and shall be reported in the financial statements in the period in which they are recognized. A total amount for comprehensive income shall be displayed in the financial statements where the components of other comprehensive income are reported. Statement 131 supersedes Statement of Financial Accounting Standards 14 Financial Reporting for Segments of a Business Enterprise. Statement 131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas, and major customers. Statement 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decisionmaker in deciding how to allocate resources and in assessing performance.

     Statements 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Results of operations and financial position are unaffected by implementation of these standards.

     Unaudited Information - The balance sheet as of March 31, 1998 and the statements of operations for the three-month periods ended March 31, 1998 and 1997 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal accruals), which are necessary to properly reflect the Company's financial position as of March 31, 1998 and the results of operations for the three months ended March 31, 1998 and 1997. The results of operations for the interim periods presented are not necessarily indicative of those expected for the year.

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



2. LIQUIDITY:
   ----------

     The Company has incurred net losses for the past two years and has experienced negative cash flows from operations. As described in Note 9, management has taken the following actions to improve the Company's cash flow and operating results.

          o In February 1997, the Company completed an initial public offering for the sale of its common stock and warrants which resulted in gross proceeds of approximately $4,555,000.

          o The Company is currently in the process raising additional capital in a private placement.

     The Company is also aggressively working to increase revenues and improve operating results to ultimately achieve profitability. No assurances can be given that the Company will be successful in completing its private offering or ultimately achieving profitability.


3. ACQUISITION AND IMPAIRMENT OF IPI AND TOUCHSOURCE TECHNOLOGIES:
   ---------------------------------------------------------------

     Effective July 1, 1996, the Company acquired 100% of the stock of IPI for 679,000 shares of common stock of the Company and a $75,000 note payable in a purchase transaction. The acquisition was valued at approximately $750,000 and resulted in goodwill of approximately $850,000 being recorded. Projected future cash flows associated with the technology previously developed by IPI declined due to rapidly changing technologies and increased competition for products developed with the IPI technology. In addition, during the fourth quarter of 1997, after the introduction of new Internet solutions by the Company, management decided to focus the Company on its automotive solution. As such, the Company reevaluated the goodwill related to this acquisition and recorded an impairment expense of $598,000, resulting in a remaining net balance of $20,000. This amount will be amortized during 1998.

     Effective July 31, 1997, the Company acquired 100% of the stock of TouchSource for 207,000 shares of common stock of the Company in a purchase transaction. The acquisition was valued at approximately $776,000 and resulted in goodwill of approximately $859,000 being recorded. Subsequent to the acquisition, technologies developed more rapidly than expected, which has reduced the expected future cash flows associated with the TouchSource technology. Furthermore, the Company intends to integrate the TouchSource technology with its other products and market it primarily to the automotive industry, which was not a market focus of TouchSource. As such, the Company also reevaluated the related goodwill, and recorded an impairment expense of $707,000, resulting in a remaining net balance of $80,000. This amount is being amortized during 1998.

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     The unaudited following pro forma information presents the effect of the TouchSource merger as if it occurred on January 1, 1996.

                                                        For the Years Ended
                                                           December 31,
                                                    --------------------------
                                                        1997          1996
                                                    -----------    -----------
        Revenue                                     $ 6,362,000    $ 6,046,000
                                                    ===========    ===========

        Net loss                                    $(4,377,000)   $(1,541,000)
                                                    ===========    ===========

        Loss per share                              $     (1.50)   $      (.72)
                                                    ===========    ===========

       Common share and equivalents outstanding       2,920,000      2,155,000
                                                    ===========    ===========


     The above pro forma information is not necessarily indicative of the financial results which would have occurred if such acquisition had taken place at the earlier date, nor of future operating results.


4. CONCENTRATION OF CREDIT RISK:
   -----------------------------

     Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions described below. The Company intends to market a significant portion of its products to the automotive industry in the forthcoming year. This may create a market concentration in future years. Sales to this industry have not been significant in the past.

     A geographic concentration exists because the Company has historically sold approximately 40% of its products and services in the State of Colorado with remaining revenue derived from sales throughout the United States. Financial instruments that subject the Company to credit risk consist principally of accounts receivable. The Company performs periodic credit evaluations on its customers' financial condition to reduce its exposure to credit risks.

     At December 31, 1997, the Company maintained cash balances with a commercial bank, which were approximately $414,000 in excess of FDIC insurance limits.

     The Company is dependent on four key suppliers. The Company has contracts with these suppliers, however, they are not exclusive and can be terminated at any time. Management believes that while the Company may suffer a short-term adverse impact, it would be able to replace anyone of these suppliers.

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



5. CONTRACTS IN PROGRESS:
   ---------------------

     The following applies to contracts in progress:


                                                    March 31,      December 31,
                                                      1998             1997
                                                    ---------        ---------
                                                   (Unaudited)

Costs incurred on contracts in progress             $ 63,355         $ 30,000
Estimated earnings                                   304,008           76,000
                                                    --------         --------
                                                     367,363          106,000
Less progress billings                                   --              --
                                                    --------         --------

Costs and estimated earnings in
  excess of billings                                 $367,363        $106,000
                                                     ========        ========


6. PROPERTY AND EQUIPMENT:
   -----------------------

     Property and equipment consists of the following:


                                                   March 31        December 31,
                                                     1998              1997
                                                  ----------       -----------
                                                 (Unaudited)

Furniture, fixtures and equipment                 $1,155,000       $1,036,000
Leasehold improvements                                41,000           41,000
                                                  ----------       ----------
                                                   1,196,000        1,077,000
Less accumulated depreciation                       (453,000)        (364,000)
                                                  ----------       ----------

                                                  $  743,000       $  713,000
                                                  ==========       ==========

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



7. NOTES PAYABLE:
   --------------

     Notes payable consists of the following:

                                                                       March 31,            December 31,
                                                                        1998                   1997
                                                                      ---------             -----------
                                                                     (Unaudited)
Note payable, financial institution, due in monthly principal         $260,000                $275,000
installments of $5,000 plus interest at prime plus 1/4% (8.75%
at December 31, 1997), due July 15, 2002, collateralized by
a certificate of deposit.  The loan agreement contains
covenants, which, among other items, restricts the Company
from incurring certain debt. As of December 31, 1997, the
Company is in compliance with these covenants.

Other.                                                                   3,000                  3,000
                                                                      --------               --------
                                                                       263,000                278,000

Less current portion                                                   (63,000)               (63,000)
                                                                      --------               --------

                                                                      $200,000               $215,000
                                                                      ========               ========



8. COMMITMENTS AND CONTINGENCIES:
   ------------------------------

     Capital Lease Obligations - The Company leases certain equipment under agreements classified as capital leases. Equipment under the leases has a cost of approximately $174,000 and accumulated amortization of approximately $43,000. The following is a schedule of future minimum lease payments under capital leases at December 31, 1997.


       Future minimum lease payments                            $177,000
       Less amount representing interest                         (45,000)
                                                                 -------

       Present value of net minimum lease payments               132,000

       Less current portion                                      (37,000)
                                                                 -------

                                                                $ 95,000
                                                                ========

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     Office Leases - The Company leases its office space under operating leases for a term expiring 2001. The lease calls for monthly payments of $10,000. The aggregate minimum annual lease payments are as follows:


                                                                Operating
         Year Ending December 31,                                 Leases
         ------------------------                               ---------

                1998                                            $ 121,000
                1999                                              111,000
                2000                                              101,000
                2001                                               42,000
                                                                ---------

       Total minimum lease payments                             $ 375,000
                                                                =========


     Receivables Factored With Recourse - In 1997, the Company entered into an agreement with a bank to factor, with full recourse, existing and future accounts receivable to a maximum of $750,000. The Company must maintain a cash reserve account with the bank of up to 20% of the face amount of receivables sold to the bank. The Company's recourse obligation is secured by all of the Company's assets and is guaranteed by one of the Company's shareholders. As of March 31, 1998 and December 31, 1997, the face amount of receivables factored was $237,000 and $249,000 resulting in a recourse obligation of $210,000 and $190,000, respectively. For financial presentation purposes, the related receivable and outstanding recourse liability have been included as an asset and liability, respectively, on the balance sheet.

     Employment Agreements - In July 1996, the Company entered into employment agreements with two shareholders. The agreements provide for payments totaling $165,000 per year through June 30, 1998 and include covenants not to compete during the term of employment and for one year thereafter.

     The Company entered into a service agreement with a shareholder which commenced on August 1, 1996, and was subsequently extended through February 1999. The agreement provides for payments of approximately $5,000 per month plus options to purchase 212,500 shares of the Company's common stock at $4.12 per share. The options are exercisable from April 1999 to October 2001. The agreement also contains a covenant not to compete during the term of the service agreement and for one year thereafter. During 1997, the Company loaned $60,000 to this shareholder at 5.5% interest, due in semi-monthly installments of $2,300 beginning January 1, 1998, collateralized by the options discussed above.

     In April 1997, the Company entered into an additional service agreement with this shareholder. This agreement provides for additional payments of $5,000 per month plus 2 1/2% of any capital raised as a result of the shareholder's efforts in the form of options and warrants for the Company's stock. These options shall be exercisable at the closing price of the Company's stock on the date of closing of any transaction, exercisable

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     commencing six months after each grant and expire five years from the date of each grant. The agreement expired on October 1, 1997. As a result of this agreement, 14,962 and 4,717 options were outstanding at March 31, 1998 and December 31, 1997, respectively.


9. STOCKHOLDERS' EQUITY (DEFICIT):
   -------------------------------

     Termination of S-Corporation Status - Effective July 1, 1996, the Company terminated its S-Corporation status and became a C-Corporation. As a result, the Company reclassified its accumulated deficit attributable to the S-Corporation as a reduction in common stock upon termination of S-Corporation status.

     Public Stock Offering - In February 1997, the Company completed an initial public stock offering of 1,000,000 Units (comprised of 1,000,000 shares of common stock and warrants for the purchase of 1,000,000 shares of common stock) which provided gross proceeds to the Company of approximately $4,555,000. Included in the 1,000,000 shares were 245,000 shares offered by the holders of unsecured subordinated convertible promissory notes. Each warrant allows the holder to purchase one share of common stock at an exercise price of $7.20 through February 2002. The warrants are redeemable by the Company at $.05 per warrant upon 30 days notice if the market price of the common stock for 20 consecutive trading days within the 30-day period preceding the date the notice is given equals or exceeds $8.40. The Company also sold to the underwriter at the close of the public offering underwriters warrants, at a price of $0.001 per warrant, to purchase 100,000 shares of common stock. The underwriters warrants are exercisable for 4 years beginning in February 1998 at $7.38 per share.

     Private Placement - The Company has raised additional capital in a private placement. The offering provided for a maximum amount of $2,700,000 with no minimum, consisting of a maximum of 600,000 units (comprised of one share of common stock and one warrant) at $4.50 per unit. Each warrant allows the holder to purchase one share of common stock at an exercise price of $7.20 for a period extending through February 10, 2002. The warrants are redeemable by the Company at $.05 per warrant upon 30 days notice if the market price for 20 consecutive trading days within the 30-day period preceding the date the notice is given equals or exceeds $8.40. The Company is required by the terms of the placement agreement to register the common shares and the common shares underlying the warrants within 45 days of filing the Company's 10-KSB. Offering costs associated with the private placement include underwriter commissions and non-accountable expense allowances totaling 13% of proceeds, as well as placement agent options to purchase 10% of the units sold for 5 years from the date of closing at $4.50 per unit. In addition, the Company has agreed to issue any broker or registered agent who places four or more placement units (consisting of 6,000 units or $27,000 each) one broker option for each $20 sold at a price of $4.50. As of March 31, 1998 and December 31, 1997, the Company had closings on the private placement of $654,000 and $717,000 net of offering costs of $111,000 and $132,000, respectively. No broker options had been issued to brokers or registered representatives as of December 31, 1997.

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     Through April 13, 1998, the Company completed two additional closings on the private placement for a total of 236,000 units, receiving proceeds of $897,000 net of offering costs of $165,000, which completed the maximum offering for the private placement.

     Stock Split - During 1996, the Company declared a 1 for 2 reverse stock split and 510.2041 for 1 stock split. The Company also declared a .85 for 1 reverse stock split to be effective immediately prior to the initial public offering. Accordingly, all common stock reflected in the financial statements and accompanying notes reflect the effect of the split and reverse splits.

     Common Stock Transfers and Options - In June 1996, an officer and a shareholder transferred 83,725 shares of common stock to employees at no cost. The Company recognized $83,000 in compensation expense related to this transfer.

     During 1994 and 1993, the Company issued stock options to an officer and shareholder to purchase 804,881 shares of common stock at an aggregate exercise price of $1,745. During June 1996, these options were exercised.

     The Board of Directors granted options for the purchase of 89,715, 310,300, 50,000 and 495,000 shares of common stock under the Stock Option Plan on September 1, 1997, February 15, 1998, February 18, 1998 and March 2, 1998, respectively. The exercise prices of those options are $5.75, $3.00, $3.56 and $5.438 per share, respectively, which were the quoted market prices of the underlying Common Stock on the date of grant. These options expire on September 1, 2002, February 14, 2003, February 17, 2003 and March 1, 2003, respectively and vest one year from the grant date. The Stock Option Plan is subject to shareholder approval.

     Pro Forma Stock-Based Compensation Disclosures - The Company applies APB Opinion 25 and related interpretations in accounting for stock options granted to employees and directors. Accordingly, no compensation cost has been recorded for grants of options to employees and directors where the exercise price is not less than the fair market value of the Company's common stock on the measurement date. Had compensation cost been determined using the fair value method pursuant to FAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated in the following table:


                                                Years Ended December 31,
                                             -------------------------------
                                                1997                 1996
                                             -----------         -----------
      Net loss
         As reported                         $(4,107,000)        $(1,415,000)
         Pro forma                            (4,219,000)         (1,415,000)

      Net loss per common share
         As reported                         $     (1.47)        $      (.73)
         Pro forma                                 (1.51)               (.73)

                                  NAVIDEC, INC.

                          NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to December 31, 1997 is Unaudited)



     The fair value of all options granted was estimated as of the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions:

                                                     Years Ended December 31,
                                                    --------------------------
                                                     1997                1996
                                                    ------              ------
     Estimated fair value per option                $4.33               $ --
     Expected volatility                              104%                --%
     Risk-free interest rate                          5.5%               6.5%
     Expected dividends                                --                 --
     Expected term (in years)                         4.4                3.5


10. INCOME TAXES:
    -------------

     As of December 31, 1997, the Company has a net operating loss (NOL) carryforward for tax reporting purposes of approximately $3,750,000. This NOL expires in the years 2011 through 2017.

     Deferred income taxes are provided for differences between the tax and book basis of assets and liabilities as a result of temporary differences in the recognition of revenues or expenses for tax and financial reporting purposes, which relates primarily to certain items not currently deductible for tax purposes until paid.

     Deferred tax assets (liabilities) resulting from these differences consist of the following:

        Net operating loss carryforward                      $1,398,000
        Other                                                   (30,000)
                                                             ----------
           Total                                              1,368,000
        Less valuation allowance                             (1,368,000)
                                                             ----------
        Net deferred tax asset                               $      --
                                                             ==========

     The valuation allowance for deferred tax assets increased from $236,000 at December 31, 1996 to $1,330,000 at December 31, 1997, due primarily to an increase in the Company NOL carryforwards.

11. DEFINED CONTRIBUTION PLAN:
    --------------------------

     The Company has a 401(k) profit sharing plan (the Plan). Eligible employees may make voluntary contributions to the Plan. The amount of employee contributions is limited as specified in the Plan. The Company may, at its discretion, make additional contributions to the Plan. The Company made no contributions in 1997 and 1996.

============================================   =================================

No dealer,  salesperson  or any other person
has been  authorized to give any information
or to make any representations in connection
with  this   offering   other   than   those
contained    in   this    Prospectus.    Any
information  or  representation  not  herein
contained,  if given  or  made,  must not be
relied upon as having been authorized by the
Company. This Prospectus does not constitute
an  offer  to sell or a  solicitation  of an              NAVIDEC, INC.
offer  to buy any  security  other  than the
securities  offered by this Prospectus,  nor
does it  constitute  an  offer  to sell or a
solicitation   of  an   offer   to  buy  the
securities by any person in any jurisdiction
where  such  offer  or  solicitation  is not
authorized,  or in which the  person  making
such offer is not  qualified to do so, or to
any  person to whom it is  unlawful  to make              Common Stock
such offer or solicitation.  The delivery of
this   Prospectus   shall  not,   under  any                  and
circumstances,  create any implication  that
there has been no change in the  affairs  of     Common Stock Purchase Warrants
the Company since the date hereof.


             TABLE OF CONTENTS
                                        Page
                                        ----

Available Information                     4
Prospectus Summary                        5
Risk Factors                              7                ----------
Use of Proceeds                          11
The Company                              11                PROSPECTUS
Management's Discussion &
 Analysis of Financial                                     ----------
 Condition and Results of Operations     23
Management                               25
Executive Compensation                   27
Security Ownership of Certain
 Beneficial Owners
 and Management                          28
Selling Security Holders                 29
Plan of Distribution                     30
Certain Transactions                     31
Description of Securities                32
Shares Eligible for Future Sale          34
Market for Common Stock and
 Related Shareholder Matters             34              July     , 1998
Legal Matters                            34
Experts                                  34
Securities And Exchange
 Commission Position
 on Certain Indemnification              34
Index to Financial Statements           F-1

===========================================   ==================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.
         ------------------------------------------

The Company's Articles of Incorporation eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Colorado law. The Company's Articles of Incorporation and By-Laws provide that the Company shall indemnify its officers and directors to the extent permitted by Colorado law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Colorado Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

Item 25. Other Expenses of Issuance and Distribution
         -------------------------------------------

The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:


Total Registration Fee Under Securities Act of 1933                 $ 3,092
Printing and Engraving..........................................     15,000 *
Accounting Fees and Expenses....................................      5,000 *
Legal Fees and Expenses.........................................     25,000 *
Blue Sky Fees and Expenses (including related legal fees).......      3,000 *
Transfer Agent Fees.............................................      2,000 *
Miscellaneous...................................................      1,908
                                                                    -------

         Total..................................................    $55,000

*Estimated


Item 26. Recent Sales of Unregistered Securities
         ---------------------------------------

     In July 1996, the Company issued an aggregate of 678,877 shares of Common Stock to the existing shareholders of Interactive Planet, Inc. ("IPI") in exchange for all of this issued and outstanding shares of IPI in connection with the merger of IPI with and into the Company. The Company relied on the statutory exemption provided by Section 4(2) of the Securities Act of 1933 in accordance with the preliminary note of Rule 145 whereby the exchange was made with a group of 14 shareholders of IPI not involving any public offering.

     In August 1996, the Company issued to John McKowen, pursuant to an employment agreement, options to purchase 212,500 shares of Common Stock at an exercise price of $4.12 per share. Such options are exercisable after February 1, 1999 and expire August 1, 2001. This was a privately negotiated transaction with a sophisticated investor not involving any public offering and exempt pursuant to Section 4(2) of the Securities Act of 1933.

     From August through October 1996, the Company consummated the sale of an aggregate of $1,437,500 principal amount of 10% Unsecured Subordinated Convertible Promissory Notes, due December 31, 1997, in a private placement to investors. The Notes were automatically converted into an aggregate of 349,126 units, with each unit consisting of one share of Common Stock and one Common Stock purchase warrant, upon the consummation of the Company's initial public offering. Joseph Charles & Associates, Inc., received $143,750 in commissions and $35,938 in expenses as placement agent in such private placement. This offering was made pursuant to Rule 506 of Regulation D promulgated pursuant to the Securities Act of 1933 as an offering not involving any public offering solely to accredited investors.

     In June 1996, Ralph Armijo exercised options to purchase 804,881 shares of Common Stock for an aggregate exercise price of $1,745. These options were granted during 1993 and 1994 in lieu of salary. Mr. Armijo was and is the chief executive officer of the Company and the transaction was exempt as a transaction not involving any public offering pursuant to Section 4(2) of the Securities Act of 1933.

     From November 1997 to April 1998, the Company raised net proceeds of approximately $2,229,750 from the issuance of 594,500 shares of common stock and warrants from a private placement. Each warrant entitles the holder to purchase one share of Common Stock at a price of $7.20 per share until February 10, 2002. The warrants are redeemable at the option of the Company, at $.05 per warrant, at any time on or after February 10, 1998. This offering was made pursuant to Rule 506 of Regulation D promulgated pursuant to the Securities Act of 1933 as an offering not involving any public offering solely to accredited and sophisticated investors.

Item 27. Exhibits
         --------

     The following Exhibits are filed as part of this Form SB-2 Registration Statement pursuant to Item 601 of Regulation S-B by incorporation by reference to other filings:

3.1       Amended and Restated Articles of Incorporation of ACI Systems, Inc.*
3.2       Amended and Restated Bylaws of ACI  Systems,  Inc.*
3.3 Articles of Merger and Agreement and Plan of Merger Between ACI Systems, Inc. and Interactive Planet, Inc.*
4.1       Form of Certificate for Common Stock of NAVIDEC, Inc.*
4.2       Form of Warrant*
4.3       Form of Warrant  Agreement*
4.4       Form of Placement Agent Options. Filed herewith.
5.1 Opinion, with Consent, of Cohen Brame & Smith Professional Corporation. Filed herewith.
10.1      Form  of  "Lock  Up"  Letter  entered  into by the  Company's  current shareholders.*
10.2 Form of Shareholders' Agreement dated July 12, 1996, among NAVIDEC, Inc. and its shareholders on such date.*
10.3 Form of Confidentiality and Non-Disclosure Agreement between the Company and its significant technical employees.*
10.4 Employment Agreement dated July 3, 1996 between NAVIDEC, Inc. and Ralph Armijo.*
10.5      Employment Agreement between NAVIDEC, Inc. and John R. McKowen.*
10.6 Lease Agreement dated February 23, 1996 for the premises located at 14 Inverness Dr., Building F, Suite 116, Englewood, Colorado 80112.*
10.7 Lease Agreement dated October 27, 1993 for the premises located at 7002 S. Revere Parkway, Suite 40, Englewood, Colorado 80112 [Terminated in December 1996].*
10.8 Promissory Note as of October 1, 1993, in the principal amount of $119,199, from ACI Systems, Inc. payable to Arthur Armijo.*
10.9 Promissory Note as of March 31, 1996, in the principal amount of $45,110 from Interactive Planet, Inc. payable to Patrick Mawhinney*
10.10 Promissory Note as of July 9, 1996, in the principal amount of $75,000 from NAVIDEC, Inc. payable to Cynthia Simmons.*
10.11 Business/Manager Agreement and Commercial Security Agreement, each dated February 27, 1996, between NAVIDEC, Inc. and Colorado State Bank of Denver.*
10.12 Form of Commercial Guarantee of Ralph Armijo and Arthur Armijo in favor of Colorado State Bank of Denver in connection with February 27, 1996 Promissory Note.*
10.13 Form of Commercial Continuing Guarantee of Ralph Armijo and Arthur Armijo dated November 17, 1993 in favor of Vectra Bank in connection with line of credit terminated in February 1996.*
10.14 Promissory Note as of August 6, 1996, in the principal amount of $70,000 from NAVIDEC, INC. payable to Ralph Armijo.*
10.15 Promissory Note as of July 26, 1996 in the principal amount of $30,000 from NAVIDEC, INC. payable to Patrick Mawhinney.*
10.16 Promissory Note as of July 25, 1996, in the principal amount of $182,500 from NAVIDEC, INC. payable to Little Land Company.*
10.17     Netscape Commercial Applications Partner Program (NCAPP) Guidelines.*
10.18 Form of Restated Agreement Not to Sell with Bridge Financing Selling Stockholders.*
10.19 Form of Insider's Lock-up Agreement to be entered into by the Company's officers, directors and 5% shareholders.*
10.20 Form of Promissory Note in the principal amount of $70,000 from NAVIDEC, Inc. payable to Trust Company of America FBO Michael
          Hendricks  SEP  IRA  and   guaranteed  by  Ralph  Armijo  and  Patrick
          Mawhinney.*
10.21     Wheels licence agreement with the Denver Post.**
10.22     Wheels  licence  agreement  with KOIN TV.**
10.23     The Company's stock option plan.***
10.24     Agreement to provide services with John McKowen. Filed herewith.

10.25 Engagement Letter dated October 27, 1997 with Joseph Charles & Associates. Filed herewith.
10.26 Engagement Agreement dated February 16, 1998 with Joseph Charles Assoicates. Filed herewith
10.27 Employment Agreement between NAVIDEC, Inc. and Ralph Armijo dated May 1, 1998. Filed herewith.
10.28 Employment Agreement between NAVIDEC, Inc. and Hal Anderson dated May 1, 1998. Filed herewith.
10.29 Employment Agreement between NAVIDEC, Inc. and Patrick Mawhinney dated May 1, 1998. Filed herewith.
10.30 Employment Agreement between NAVIDEC, Inc. and Kenneth Bero dated December 15, 1997. Filed herewith.
21.1      Subsidiaries of the Company.*
23.1      Consent of Hein & Associates LLP.  Filed herewith.
23.2      Consent of Cohen Brame & Smith Professional  Corporation  (included in
          Exhibit 5.1). Filed herewith.

----------------

* Incorporated by reference from the like numbered exhibit to the Company's Registration Statement on Form SB-2 declared effective February 10, 1997 (SEC File Number 333-14497).
** Incorporated by reference from the Company's Annual Report on From 10-KSB for the year ended December 31, 1997.
*** Incorporated by reference from the Company's preliminary proxy statement for the 1998 Annual Shareholders' Meeting.


Item 28. Undertakings
         ------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes:

(1)  To  include  any  material   information   with  respect  to  the  plan  of
     distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the mos recent post-effective amendment thereto) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
         (iii) to include any additional or changed material information on the plan of distribution.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Englewood, State of Colorado on the 13th day of July, 1998.

                             NAVIDEC, INC.



                             By: /s/ Ralph Armijo
                                 -----------------------------------------------
                             Ralph Armijo, President, Chief Executive Officer and Director


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                          Title                              Date
---------                          -----                              ----


/s/ Ralph Armijo                   President, Chief                July 13, 1998
---------------------------        Executive Officer
Ralph Armijo                       and Director

/s/ Andrew Davis                   Director                        July 13, 1998
---------------------------
Andrew Davis

/s/ Patrick R. Mawhinney           Chief Financial Officer,        July 13, 1998
---------------------------        Treasurer and Director
Patrick R. Mawhinney

/s/ Lloyd G. Chavez, Jr.           Director                        July 13, 1998
---------------------------
Lloyd G. Chavez, Jr.

/s/ Gerald A. Marroney             Director                        July 13, 1998
---------------------------
Gerald A. Marroney

/s/ Harold Anderson II             Vice President of               July 13, 1998
---------------------------        Automotive
Harold Anderson II

/s/ Kenneth P. Bero                Vice President of               July 13, 1998
---------------------------        Sales
Kenneth P. Bero

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                               -----------------



                                    EXHIBITS

                                       TO


                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                     THE SECURITIES ACT OF 1933, AS AMENDED




                                  NAVIDEC, INC.
                                  -------------
                    (Name of Company as specified in charter)

                                  NAVIDEC, INC.

                        FORM SB-2 REGISTRATION STATEMENT

     The following Exhibits are filed as part of the Company's Form SB-2 Registration Statement pursuant to Item 601 of Regulation S-B.


Exhibit Number                                   Description
--------------                                   -----------

    3.1       Amended and Restated Articles of Incorporation of ACI Systems, Inc.*
    3.2       Amended and Restated Bylaws of ACI Systems, Inc.*
    3.3       Articles of Merger and Agreement and Plan of Merger Between ACI Systems, Inc. and Interactive Planet, Inc.*
    4.1       Form of Certificate for Common Stock of NAVIDEC, Inc.*
    4.2       Form of Warrant*
    4.3       Form of Warrant Agreement*
    4.4       Form of Placement Agent Options.  Filed herewith.
    5.1       Opinion, with Consent, of Cohen Brame & Smith Professional Corporation.  Filed herewith.
    10.1      Form of "Lock Up" Letter entered into by the Company's current shareholders.*
    10.2      Form of Shareholders' Agreement dated July 12, 1996, among NAVIDEC, Inc. and its shareholders on such date.*
    10.3      Form of Confidentiality and Non-Disclosure Agreement between the Company and its significant technical employees.*
    10.4      Employment Agreement dated July 3, 1996 between NAVIDEC, Inc. and Ralph Armijo.*
    10.5      Employment Agreement between NAVIDEC, Inc. and John R. McKowen.*
    10.6      Lease Agreement dated February 23, 1996 for the premises located at 14 Inverness Dr., Building F, Suite 116,
                 Englewood, Colorado  80112.*
    10.7      Lease Agreement dated October 27, 1993 for the premises  located at 7002 S. Revere Parkway, Suite 40, Englewood,
                Colorado  80112 [Terminated in December 1996].*
    10.8      Promissory Note as of October 1, 1993, in the principal amount of $119,199, from ACI Systems, Inc. payable to Arthur Armijo.*
    10.9      Promissory Note as of March 31, 1996, in the principal amount of $45,110 from Interactive Planet, Inc. payable to
                Patrick Mawhinney*
    10.10     Promissory Note as of July 9, 1996, in the principal amount of $75,000 from NAVIDEC, Inc. payable to Cynthia Simmons.*
    10.11     Business/Manager Agreement and Commercial Security Agreement, each dated February 27, 1996, between NAVIDEC, Inc.
                and Colorado State Bank of Denver.*
    10.12     Form of Commercial Guarantee of Ralph Armijo and Arthur Armijo in favor of Colorado State Bank of Denver in connection with February 27, 1996 Promissory Note.*
    10.13     Form of Commercial Continuing Guarantee of Ralph Armijo and Arthur Armijo dated November 17, 1993 in favor of Vectra
                Bank in connection with line of credit terminated in February 1996.*
    10.14     Promissory Note as of August 6, 1996, in the principal  amount of $70,000 from NAVIDEC, INC. payable to Ralph Armijo.*
    10.15     Promissory Note as of July 26, 1996 in the principal amount of $30,000 from NAVIDEC, INC. payable to Patrick
                Mawhinney.*
    10.16     Promissory Note as of July 25, 1996, in the principal amount of $182,500 from NAVIDEC, INC. payable to Little Land
                Company.*
    10.17     Netscape Commercial Applications Partner Program (NCAPP) Guidelines.*
    10.18     Form of Restated Agreement Not to Sell with Bridge Financing Selling Stockholders.*
    10.19     Form of Insider's Lock-up Agreement to be entered into by the Company's officers, directors and 5% shareholders.*
    10.20     Form of Promissory Note in the principal amount of $70,000 from NAVIDEC, Inc. payable to Trust Company of America FBO
                Michael Hendricks SEP IRA and guaranteed by Ralph Armijo and Patrick Mawhinney.*
    10.21     Wheels licence agreement with the Denver Post.**
    10.22     Wheels licence agreement with KOIN TV.**
    10.23     The Company's stock option plan.***
    10.24     Agreement to provide services with John McKowen.  Filed herewith.
    10.25     Engagement Letter dated October 27, 1997 with Joseph Charles & Associates. Filed herewith.
    10.26     Engagement Agreement dated February 16, 1998 with Joseph Charles & Associates.  Filed herewith.
    10.27     Employment Agreement between NAVIDEC, Inc. and Ralph Armijo dated May 1, 1998. Filed herewith.
    10.28     Employment Agreement between NAVIDEC, Inc. and Hal Anderson dated May 1, 1998.  Filed herewith.
    10.29     Employment Agreement between NAVIDEC, Inc. and Patrick Mawhinney dated May 1, 1998.  Filed herewith.
    10.30     Employment Agreement between NAVIDEC, Inc. and Kenneth Bero dated December 15, 1997.  Filed herewith.
    21.1      Subsidiaries of the Company.*
    23.1      Consent of Hein & Associates LLP.  Filed herewith.
    23.2      Consent of Cohen Brame & Smith Professional Corporation (included in Exhibit 5.1).  Filed herewith.

-----------------

*        Incorporated by reference from the like numbered exhibit to the Company's Registration Statement on Form SB-2 declared effective February 10, 1997 (SEC File Number 333-14497).
**       Incorporated by reference from the Company's Annual Report on From 10-KSB for the year ended December 31, 1997.
***      Incorporated by reference from the Company's preliminary proxy statement for the 1998 Annual Shareholders' Meeting.